Exhibit 99.5
AGREEMENT AND PLAN OF MERGER
by and among
BHP BILLITON LIMITED,
BHP BILLITON PETROLEUM (NORTH AMERICA) INC.,
NORTH AMERICA HOLDINGS II INC.
and
PETROHAWK ENERGY CORPORATION
Dated as of July 14, 2011

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EXHIBITS AND SCHEDULES
Exhibit A — Conditions to the Offer
Exhibit B — Surviving Corporation Charter

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INDEX OF DEFINED TERMS

Section
Acceptance Time	1.01(e)
Actions	10.05
Adverse Recommendation Change	7.03(b)
Adverse Regulatory Effects	7.04(a)
Affiliate	10.05
Agreed Courts	10.12
Agreed Issues	10.12
Agreement	Preamble
Alternative Acquisition Agreement	7.03(b)
Antitrust Law	10.05
Bankruptcy and Equity Exception	4.04(a)
business day	10.05
Capitalization Date	4.03(a)
Certificate of Merger	2.03
CFIUS	4.05(b)
CFIUS Notice	4.05(b)
Change of Control Offer	7.09(b)
Closing	2.02
Closing Date	2.02
Code	1.01(f)
Common Stock	Recitals
Company	Preamble
Company Benefit Plans	4.15(a)
Company Board	Recitals
Company Book-Entry Share	3.01(d)
Company Bylaws	4.02
Company Certificate	3.01(d)
Company Charter	4.02
Company Credit Agreement	7.09(a)
Company Disclosure Schedule	Article IV
Company Employee	7.08(a)
Company Intellectual Property	4.18(b)
Company Recommendation	4.04(b)
Company Reserve Reports	4.10(a)
Company SAR	3.05(b)
Company SEC Documents	4.06(a)
Company Stock-Based Awards	4.03(b)
Company Stock Option	3.05(a)
Company Stock Plans	4.03(a)
Company Stockholder Approval	4.04(a)
Confidentiality Agreement	7.02(b)
Consent Solicitation	7.09(b)
Contract	10.05
Convertible Securities	10.05
Derivative	4.19
DGCL	1.04(a)
Dissenting Shares	3.03(a)
DOJ	7.04(a)
D&O Insurance	7.05(d)
EagleHawk Credit Agreement	7.09(a)
Effective Time	2.03
Eligible Shares	3.01(b)
Environmental Laws	4.13(b)(i)
Equity Securities	10.05
ERISA	4.15(a)
ERISA Affiliate	4.15(d)
Exchange Act	Recitals
Exchange Fund	3.04(a)(i)
Excluded Shares	3.01(a)
Expiration Date	1.01(d)
FERC	4.09(b)
Foreign Corrupt Practices Act	4.12(c)
FTC	7.04(a)
GAAP	4.06(b)
good and defensible title	4.17(i)(ii)
Governmental Entity	10.05
Guarantor	Preamble
Hazardous Materials	4.13(b)(ii)
HSR Act	4.05(b)
HSR Condition	Exhibit A
Hydrocarbons	4.10(b)(iv)
Indemnified Parties	7.05(a)
Indentures	7.09(b)
Independent	1.03(b)
Independent Directors	1.03(b)
Independent Director Committee	1.03(b)
Independent Director Committee Actions	1.03(c)
Intellectual Property	4.18(c)
IRS	4.15(b)

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Section
Knowledge	10.05
Law	10.05
Lease	6.01
Liens	4.01(b)
Material Adverse Effect	10.05
Material Contract	4.11(a)
Merger	Recitals
Merger Sub	Preamble
Minimum Condition	Exhibit A
New Plans	7.08(b)
Notes	7.09(b)
NYSE	1.01(d)
Offer	Recitals
Offer Documents	1.01(c)
Offer Price	Recitals
Oil and Gas Contracts	4.10(b)(ii)
Oil and Gas Interests	4.10(b)(i)
Oil and Gas Leases	4.10(b)(iii)
Old Plans	7.08(b)
Option Consideration	3.05(a)
Optional Redemption	7.09(b)
Order	10.05
Outside Date	9.01(b)(i)
Parent	Preamble
Parent Material Adverse Effect	10.05
Parent Stockholders Consent	7.01(b)
Parties	Preamble
Pay-off Amount	7.09(a)
Paying Agent	3.04(a)(i)
Per Share Merger Consideration	3.01(b)
Permits	4.12(a)
Permitted Liens	10.05
person	10.05
Preferred Stock	4.03(a)
Promissory Note	1.04(b)
Production Burdens	4.17(i)(i)
Proxy/Information Statement	7.01(c)
Regulatory Conditions	Exhibit A
Release	4.13(b)(iii)
Report Preparer	4.10(a)
Representatives	4.22
Restraining Orders	8.01(b)
Restricted Shares	3.05(c)
Restricted Shares Consideration	3.05(c)
Revolving Credit Agreements	7.09(a)
SAR Consideration	3.05(b)
Schedule 14D-9	1.02(a)
Schedule TO	1.01(c)
SEC	1.01(c)
Second Request	7.04(a)
Section 721	7.04(d)
Securities Act	1.04(c)
Securities Laws	1.01(c)
Shares	Recitals
Short-Form Threshold	1.04(a)
SOX	4.06(a)
Stockholders Meeting	7.01(c)
Subsidiary	10.05
Superior Proposal	7.03(a)(iv)
Surviving Corporation	2.01
Takeover Proposal	7.03(a)(iii)
Tax	4.16(h)(i)
Tax Authority	4.16(h)(i)
Tax Return	4.16(h)(ii)
Tender Offer Conditions	1.01(a)
Termination Fee	9.02(b)
Top-Up Closing	1.04(b)
Top-Up Option	1.04(a)
Top-Up Option Shares	1.04(a))
Units	4.10(b)(v)
WARN Act	4.14(b)
Wells	4.10(b)(vi)

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AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2011 (this “Agreement”), among BHP Billiton Limited, a corporation organized under the laws of Victoria, Australia (the “Guarantor”), BHP Billiton Petroleum (North America) Inc., a Delaware corporation and wholly owned subsidiary of the Guarantor (“Parent”), North America Holdings II Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Petrohawk Energy Corporation, a Delaware corporation (the “Company,” and together with Parent and Merger Sub, the “Parties”).
RECITALS
     WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, including Exhibit A, (i) Merger Sub shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company at a price of $38.75 per Share in cash, net to the seller in cash but subject to any required withholding of Taxes (as defined in Section 4.16(h)(i)) (such price as it may be amended from time to time in accordance with this Agreement, the “Offer Price”) and (ii) after the acquisition of Shares pursuant to the Offer, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable Law, adopt this Agreement;
     WHEREAS, each of the boards of directors of Parent and Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub, respectively, and the stockholders of Parent and Merger Sub, respectively;
     WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, on the date hereof immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Offer and the Merger;
     WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain executives, officers and other employees of the Company have entered into retention agreements with the Company, dated as of the date hereof and effective as of the Acceptance Time (as defined in Section 1.01(e)), in the forms and on the terms approved by Parent; and
     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the Parties agree as follows:
ARTICLE I
THE OFFER
          SECTION 1.01 The Offer.
          (a) Commencement. Unless this Agreement shall have been terminated in accordance with Article IX, Merger Sub shall, as promptly as reasonably practicable (and, in any event, by 5:00 p.m. (New York City time) on July 25, 2011) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all Shares at the Offer Price. The obligations of Merger Sub to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A (the “Tender Offer Conditions”). The Company agrees that no shares of Common Stock held by the Company or any of its Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.
          (b) Waiver of Tender Offer Conditions. Merger Sub expressly reserves the right from time to time, in its sole discretion, to waive any Tender Offer Condition or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that Merger Sub shall not, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend, modify or waive satisfaction of the Minimum Condition (as defined in Exhibit A) or the HSR Condition (as defined in Exhibit A), (iv) amend or modify any of the other Tender Offer Conditions in a manner that is, or would reasonably be expected to be, adverse to the Company’s stockholders, (v) impose additional conditions to the Offer, (vi) extend or otherwise change the Expiration Date (as defined in Section 1.01(d)) in a manner other than pursuant to and in accordance with this Agreement or (vii) amend any other term of the Offer in a manner that is, or would reasonably be expected to be, adverse to the Company’s stockholders.
          (c) Offer Documents. As soon as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file or cause to be filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) and the related offer to purchase, letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the Company’s stockholders as and to the extent required by the applicable U.S. federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”). The Company agrees to furnish promptly to Parent all information concerning the Company required by the Securities Laws to be set forth in the Offer Documents. Subject to Section 7.03(b), the Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation (as defined in Section 4.04(b)). Each Party agrees to correct or supplement promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or such amendment or supplement shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s stockholders, in each case, as and to the extent required by the Securities Laws. Unless the Company Board has effected an Adverse Recommendation Change (as defined in Section 7.03(b)), Parent will provide the Company a reasonable opportunity to review and comment on the Offer Documents, and any amendments or supplements thereto, before they are filed with the SEC and disseminated to the Company’s stockholders, and Parent shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company. Parent shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Offer Documents and provide copies of such comments to the Company promptly upon receipt and, unless the Company Board has effected an Adverse Recommendation Change, provide copies of proposed responses to the Company a reasonable time prior to filing with the SEC and dissemination to the Company’s stockholders to allow for review and prompt comment by the Company, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company.
          (d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight (New York City time) on the 20th business day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (the initial expiration date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding the foregoing, (i) Merger Sub shall extend the Expiration Date for any period required by the Securities Laws, the interpretations and positions of the SEC and its staff with respect thereto or the rules and regulations of the New York Stock Exchange (the “NYSE”) applicable to the Offer or as may be required by any other Governmental Entity and (ii) if upon the acceptance for payment of, and payment for, all Shares validly tendered and not withdrawn pursuant to the Offer, Parent and Merger Sub collectively would not beneficially own at least 90% of the Shares then outstanding on a fully-diluted basis (assuming the issuance of all shares of Common Stock issuable upon exercise of all outstanding Company Stock Options (as defined in Section 3.05(a)), Company SARs (as defined in Section 3.05(b)), warrants and other rights to purchase shares of Common Stock and, for this purpose, the delivery to Merger Sub of the Top-Up Option Shares (as defined in Section 1.04(a)) pursuant to the exercise in full of the Top-Up Option (as defined in Section 1.04(a))), Merger Sub may, and the Offer Documents shall preserve the right to, without the consent of the Company (but subject to prior consultation with the Company), elect to provide a “subsequent offering period” for the Offer in accordance with

Rule 14d-11 under the Exchange Act of not more than 15 business days, as determined by Merger Sub in consultation with the Company; provided, however, that, in accordance with Rule 14d-11 under the Exchange Act, Merger Sub shall immediately accept for payment and promptly (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) pay for all Shares tendered during any such subsequent offering period. Unless this Agreement has been terminated in accordance with Article IX (and subject to each Party’s rights to terminate this Agreement in accordance with Article IX), if at any scheduled Expiration Date the Tender Offer Conditions shall not have been satisfied or earlier waived, Merger Sub shall extend the Offer and the Expiration Date to a date that is not more than 10 business days after such previously scheduled Expiration Date; provided, however, that Merger Sub shall not be required to extend the Offer and the Expiration Date to a date later than the Outside Date (as defined in Section 9.01(b)(i)). Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company other than in connection with the termination of this Agreement in accordance with Article IX. In the event this Agreement is terminated pursuant to Article IX prior to any scheduled Expiration Date, Merger Sub shall promptly (and in any event within 48 hours of such termination) irrevocably and unconditionally terminate the Offer.
          (e) Acceptance of and Payment for Shares. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Merger Sub in accordance with Section 1.01(b) of the Tender Offer Conditions as of the Expiration Date, Merger Sub shall promptly on or after the Expiration Date accept for payment (such time of acceptance for payment, the “Acceptance Time”) and promptly (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Parent shall cause Merger Sub to have on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.
          (f) Withholding. Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any of the Company’s stockholders such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority (as defined in Section 4.16(h)(i)) by Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Company stockholder in respect of which such deduction and withholding was made by Merger Sub.
          (g) Notices of Guaranteed Delivery. For purposes of this Agreement, including the exercise of the Top-Up Option, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.
          SECTION 1.02 Company Action.

          (a) Schedule 14D-9. The Company shall file with the SEC as promptly as practicable on the date on which Parent and Merger Sub file the Offer Documents with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, and including the exhibits thereto, the “Schedule 14D-9”), which shall, subject to Section 7.03(b), include the Company Recommendation, and shall disseminate the Schedule 14D-9 to its stockholders, in each case, as and to the extent required by the Securities Laws. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company further agrees to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to its stockholders as and to the extent required by the Securities Laws. Unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 7.03(c), Parent shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments or supplements thereto before they are filed with the SEC or disseminated to the Company’s stockholders, and the Company shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent. The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Schedule 14D-9 and provide copies of such comments to Parent promptly upon receipt and, unless the Company Board has effected an Adverse Recommendation Change in accordance with Section 7.03(c), provide copies of proposed responses to Parent a reasonable time prior to filing with the SEC and dissemination to the Company’s stockholders to allow for review and prompt comment by Parent, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent.
          (b) Stockholder Information. In connection with the Offer, promptly following the date of this Agreement the Company shall furnish or cause to be furnished to Parent mailing labels containing the names and addresses of all of its stockholders of record, a non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders and beneficial owners, mailing labels, security position listings and computer files, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of Shares. In addition, in connection with the Offer the Company shall, and shall use its reasonable best efforts to cause third parties to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to the holders of Shares held in or subject to any Company Stock Plan (as defined in Section 4.03(a)) and to permit such holders of Shares to tender their Shares into the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (i) shall hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement in accordance with Article IX, shall promptly, at the election of Parent, deliver to the Company or destroy, and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy, all copies and any extract or summaries of such information then in their possession or control and promptly certify to the Company in writing that all such material has been returned or destroyed.
          SECTION 1.03 Directors.
          (a) Composition of Company Board and Board Committees. Promptly upon the purchase of, and payment for, a number of Shares by Merger Sub pursuant to the Offer that represents at least such number of Shares as shall satisfy the Minimum Condition, and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number (subject to a maximum of eight such designees in the event that the maximum size of the Company Board pursuant to the Company Bylaws is eleven), to the Company Board as will give Parent representation on the Company Board equal to that number of directors that equals the product of (i) the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent and its Affiliates (including for purposes of this Section 1.03(a) such Shares as are accepted for payment and paid for pursuant to the Offer) bears to the total number of Shares, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors, seeking and accepting the resignation of incumbent directors and taking any other actions that are necessary to accomplish the foregoing. At each such time, the Company shall also cause (A) each committee of the Company Board (other than the Independent Director Committee (as defined in Section 1.03(b))) and (B) if requested by Parent, each board of directors (or similar governing body) of each Subsidiary of the Company (and each committee thereof) to include persons designated by Parent representing at least the same percentage of each such committee, board or governing body as Parent’s designees represent on the Company Board, in each case to the extent permitted by applicable Law and the rules of the NYSE. The Company’s obligations under this Section 1.03 shall be subject to applicable Law, including Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.03 are in addition to, and shall not limit, any rights that Parent or Merger Sub may have as a record holder or beneficial owner of Shares as a matter of Law or otherwise with respect to the election of directors or otherwise.
          (b) Independent Directors. In the event that Parent’s designees are appointed or elected to the Company Board pursuant to Section 1.03(a), then until the Effective Time (as defined in Section 2.03), Parent and the Company shall use their reasonable best efforts to (i) cause at least three members of the Company Board as of immediately prior to the Acceptance Time, who are neither officers of the Company nor designees, stockholders, Affiliates or associates (within the meaning of the Securities Laws) of Parent and who will be independent and eligible to serve on the Company’s audit committee for purposes of Rule 10A-3 under the Exchange Act and the rules and regulations of the NYSE (“Independent,” and such Independent directors, the “Independent Directors”) to remain as directors, (ii) cause at least one of the Independent Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the SEC and (iii) designate a committee of the Company Board, which shall be composed solely of Independent Directors and which shall, subject to applicable Law, be delegated all power, right and authority of the Company Board with respect to the Independent Director Committee Actions (as defined in Section 1.03(c)) (the “Independent Director Committee”) and to continue the existence of such Independent Director Committee until the Effective Time; provided, however, that if at any time there are fewer than three Independent Directors on the Independent Director Committee, the Company Board will take all action necessary to cause an Independent person or, if there is only one Independent Director on the Independent Director Committee, two Independent persons designated by the remaining Independent Director(s) to fill such vacancy(ies), and each such person shall be deemed to be an Independent Director for purposes of this Agreement, or, if there are no Independent Directors on the Independent Director Committee, the Company Board shall designate three Independent persons to fill such vacancies, and each such person shall be deemed to be an Independent Director for purposes of this Agreement.
          (c) Independent Director Approval. After directors designated by Parent are elected or appointed to the Company Board pursuant to Section 1.03(a) and prior to the Effective Time, the approval of the Independent Director Committee, by a majority vote of its members, shall be required for the Company to authorize (and, to the extent permitted by applicable Law, such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company Board or the Company, including any action by any other director, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement, (iii) any extension of the time for the performance of any of the obligations or actions hereunder by Parent or Merger Sub, (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company or its stockholders, (v) except as provided herein, any amendment of the governing documents of the Company if any such amendment would reasonably be expected to adversely affect the holders of Shares (other than Parent or Merger Sub), or (vi) the taking of any other action or making of any other determination of the Company Board under or in connection with this Agreement if such action would reasonably be expected to adversely affect the holders of Shares (other than Parent or Merger Sub) (clauses (i) through (vi), the “Independent Director Committee Actions”). The Independent Directors shall have, and Parent shall cause the Independent Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Independent Director Committee, and the authority to institute any action on behalf of the Company to enforce performance of this Agreement.
          (d) Section 14 of the Exchange Act. The Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.03, including mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9. Parent and Merger Sub shall supply the Company with, and be solely responsible for, any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 to be included in such information statement.
          (e) Effects on Continued Listing. Following the Acceptance Time, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a

“controlled company” as defined by Rule 303A of the NYSE Listed Company Manual (or any successor provision) and make all necessary filings and disclosures associated with such status.
          SECTION 1.04 Top-Up Option.
          (a) Top-Up Option Grant. The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Offer Price that number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of Shares owned by Parent and its Affiliates at the time of such exercise, shall constitute one share of Common Stock more than the number of Shares (the “Short-Form Threshold”) necessary for Merger Sub to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of the Delaware General Corporation Law (the “DGCL”); provided, however, that in no event shall the Top-Up Option be exercisable (i) to the extent that the number of Top-Up Option Shares would exceed the number of the Company’s then authorized and unissued shares of Common Stock that are not otherwise reserved or committed to be issued; and (ii) unless, immediately after such exercise and the issuance of the Top-Up Option Shares pursuant thereto, the Short-Form Threshold would be reached (after giving effect to the issuance of the Top-Up Option Shares).
          (b) Exercise of Top-Up. The Top-Up Option shall only be exercisable once in whole and not in part after the Acceptance Time and prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX. In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares owned by Parent and its Affiliates immediately preceding the exercise of the Top-Up Option and (ii) the place and time for the closing of the exercise of the Top-Up Option (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent in writing of the number of Shares and the number of Top-Up Option Shares and, upon request of Parent, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Merger Sub the number of Shares as of immediately prior to the exercise of the Top-Up Option. At the Top-Up Closing, Merger Sub shall cause the Company to be paid the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares. The purchase price owed by Merger Sub to the Company to purchase the Top-Up Option Shares shall be paid to the Company at the Top-Up Closing, at Merger Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price for the Top-Up Option Shares less the amount paid in cash pursuant to the immediately preceding clause (x) (the “Promissory Note”). The Promissory Note (A) shall be due on the first anniversary of the Top-Up Closing, (B) shall bear simple interest of 5% per annum, (C) shall be full recourse to Merger Sub, (D) may be prepaid, in whole or in part, at any time without premium or penalty and (E) shall have no other material terms. For the avoidance of doubt, nothing herein shall be construed to obligate Merger Sub to exercise the Top-Up Option.

          (c) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act for transactions not involving a public offering. Parent and Merger Sub hereby represent and warrant to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
          (d) No Effect on Appraisal Rights. Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by applicable Law, each of the Parties agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to the Dissenting Shares (as defined in Section 3.03(a)), the Surviving Corporation (as defined in Section 2.01) shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or the Promissory Note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.
          (e) Assignment of Top-Up Option. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.04(e) shall be null and void.
ARTICLE II
THE MERGER
          SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).
          SECTION 2.02 Closing. Unless otherwise agreed in writing between Parent and the Company, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on the third business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004. The date of the Closing is referred to herein as the “Closing Date.”

          SECTION 2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the Parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
          SECTION 2.04 Effects of the Merger. The Merger shall have the effects specified in the applicable provisions of the DGCL. Without limiting and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Company as the Surviving Corporation and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Company as the Surviving Corporation.
          SECTION 2.05 Certificate of Incorporation and Bylaws. (a) The Company Charter (as defined in Section 4.02) shall be amended at the Effective Time so that it reads in its entirety as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
          (b) The Parties shall take all actions necessary to cause the bylaws of the Surviving Corporation to be amended promptly following the Effective Time so that they will be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the references to Merger Sub’s name shall be replaced by references to Petrohawk Energy Corporation and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.
          SECTION 2.06 Directors and Officers of the Surviving Corporation. (a)From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Corporation, each to hold office until the earlier of his or her resignation, removal or death and the due election and qualification of their successors.
          (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, each to hold office until the earlier of his or her resignation, removal or death and the due election and qualification of their successors.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES
          SECTION 3.01 Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder of any shares of the capital stock of Parent, Merger Sub or the Company:
          (a) Cancellation of Excluded Shares and Dissenting Shares. Each share of Common Stock issued and, if applicable, outstanding that is owned by Parent, the Company or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time, in each case, other than on behalf of third parties (collectively, the “Excluded Shares”) and each Dissenting Share shall cease to be issued and, if applicable, outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject only to the rights of the holders of Dissenting Shares as described in Section 3.03;
          (b) Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time other than the Excluded Shares and the Dissenting Shares (collectively, the “Eligible Shares”) shall cease to be issued and outstanding, shall be cancelled, shall cease to exist and shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”), without interest;
          (c) Conversion of Merger Sub Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation; and
          (d) Rights to Receive Payments. Each Eligible Share represented by a certificate (each, a “Company Certificate”) or book-entry (each, a “Company Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 3.04(d), upon surrender of such Eligible Share in accordance with Section 3.04. Each Dissenting Share, whether represented by a certificate or book-entry, shall thereafter represent only the right to receive the payments described in Section 3.03.
          SECTION 3.02 Adjustments. Notwithstanding anything herein to the contrary but without limiting the effect of the Tender Offer Conditions set forth in clauses (3) and (4) of Exhibit A, if between the date of this Agreement and the Effective Time, the number of Shares or the number of shares of Common Stock issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company or any of its Subsidiaries are changed into a different number or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, then the Offer Price and the Per Share Merger Consideration and any other dependent items, as applicable, shall be appropriately and proportionately adjusted and as so adjusted shall, from and after the date of such event, be the Offer Price and the Per Share Merger Consideration or other dependent item, as applicable.
          SECTION 3.03 Dissenting Shares. (a) Notwithstanding anything to the contrary contained herein, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted as provided in Section 3.01, and such holders shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been an Eligible Share and to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 3.04(d), as provided in Section 3.01, and such holder thereof shall cease to have any other rights with respect thereto.
          (b) The Company shall give Parent (i) prompt notice of any written notices received by the Company with respect to any intent to demand, or demands for, appraisal with respect to any shares of Common Stock, attempts to withdraw such notices or demands and any other instruments or notices served pursuant to Section 262 of the DGCL or applicable Law relating to stockholders’ appraisal rights and (ii) the right to participate in and control all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or as otherwise required by an Order of a Governmental Entity of competent jurisdiction, make any payment or other commitment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
          SECTION 3.04 Exchange for Merger Consideration.
          (a) Deposit of Merger Consideration.
               (i) At the Effective Time and from time to time thereafter to the extent necessary, Parent shall deposit or cause to be deposited with a paying agent selected by Parent (which entity shall be reasonably acceptable to the Company) (the “Paying Agent”), for the benefit of holders of Eligible Shares, cash in immediately available funds in an amount sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 3.01(b) (such cash amount excluding any interest or other earnings thereon, collectively, the “Exchange Fund”).
               (ii) The Paying Agent shall invest the Exchange Fund as directed by Parent, but no such investment or losses therefrom shall affect the Per Share Merger Consideration payable to holders of Shares, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of holders of Eligible Shares equal to the amount of any such losses. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to Parent upon demand or as Parent otherwise directs.

               (iii) Upon Parent becoming aware that a holder of Dissenting Shares has effectively waived, withdrawn or lost such holder’s rights under Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of such Dissenting Shares and (y) the Per Share Merger Consideration.
          (b) Exchange Procedures.
               (i) As soon as reasonably practicable after the Effective Time, and in no event later than three business days after the Effective Time, Parent shall cause to be mailed to each record holder of Shares (other than Excluded Shares) immediately prior to the Effective Time: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates held by such holder shall pass only upon proper delivery of the Company Certificates to the Paying Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of the Company Certificates or Company Book-Entry Shares for payment of the Per Share Merger Consideration therefor. Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time).
               (ii) Upon surrender by a holder of Eligible Shares to the Paying Agent of a Company Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, or delivery to the Paying Agent of an “agent’s message” in respect of Company Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), such holder shall be entitled to receive in exchange therefor a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.04(d)) equal to the product of (x) the number of Eligible Shares represented by such holder’s properly surrendered Company Certificates and/or Company Book-Entry Shares, as applicable, and (y) the Per Share Merger Consideration, and such Company Certificates and/or Company Book-Entry Shares so surrendered shall forthwith be cancelled.
               (iii) If payment of the Per Share Merger Consideration is to be made to a person other than the person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid to the Paying Agent any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of the Paying Agent that all such Taxes either have been paid or are not applicable.
               (iv) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record owner thereof and, if required by Parent, the posting by such record owner of a bond in customary amount and upon such reasonable terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Per Share Merger Consideration payable in respect of the Eligible Shares represented by such Company Certificate pursuant to this Article III (after giving effect to any required Tax withholdings as provided in Section 3.04(d)).
               (v) No interest shall be paid, payable or accrued for the benefit of holders of the Company Certificates or Company Book-Entry Shares on the Per Share Merger Consideration payable in respect of their Eligible Shares. Until surrendered as contemplated by this Agreement, each Company Certificate or Company Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Per Share Merger Consideration as contemplated by this Article III (after giving effect to any required Tax withholdings as provided in Section 3.04(d)), the payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Eligible Shares represented thereby and converted in the Merger.
               (vi) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock. After the Effective Time, Company Certificates or Company Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the Per Share Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 3.04(d), in accordance and upon compliance with the procedures set forth in this Article III.
          (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company’s stockholders on the date that is 180 days after the Effective Time shall be delivered to the Surviving Corporation upon its demand, and any of the Company’s stockholders who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for the Per Share Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 3.04(d), payable pursuant to this Article III upon due surrender of their Company Certificates or Company Book-Entry Shares. None of Parent, the Surviving Corporation, the Paying Agent or any other person shall be liable to any holder of Eligible Shares for any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by the Company’s stockholders at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such stockholders or their successors, assigns or personal representatives previously entitled thereto.
          (d) Withholding. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Eligible Shares or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of the

Eligible Shares or Dissenting Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.
          SECTION 3.05 Stock Options and Other Stock-Based Awards.
          (a) Except as otherwise agreed by Parent and the holder of any outstanding option to purchase shares of Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall be cancelled immediately prior to the Acceptance Time, and the holder thereof shall be entitled to receive an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Offer Price over the exercise price per share of Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash payable to holders of all Company Stock Options, the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. The Company shall pay the holders of Company Stock Options the cash payments described in this Section 3.05(a) at or as soon as reasonably practicable after the Acceptance Time.
          (b) Except as otherwise agreed by Parent and the holder of any outstanding stock appreciation right with respect to shares of Common Stock (each, a “Company SAR”) granted under the Company Stock Plans, each Company SAR, whether vested or unvested, that is outstanding immediately prior to the Acceptance Time shall be cancelled immediately prior to the Acceptance Time, and the holder thereof shall be entitled to receive an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Common Stock subject to such Company SAR and (y) the excess, if any, of the amount of the Offer Price over the exercise price per share of Common Stock subject to such Company SAR, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash payable to holders of all Company SARs, the “SAR Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. The Company shall pay the holders of Company SARs the cash payments described in this Section 3.05(b) at or as soon as reasonably practicable after the Acceptance Time.
          (c) Except as otherwise agreed by Parent and the holder of any award of restricted Common Stock (the “Restricted Shares”) granted under the Company Stock Plans that has not previously vested, immediately prior to the Acceptance Time, each Restricted Share shall be cancelled and forfeited, and the holder thereof shall be entitled to receive an amount per Restricted Share in cash in U.S. dollars equal to the Offer Price (the aggregate amount of such cash payable to holders of all Restricted Shares, the “Restricted Shares Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. The Company shall pay the Restricted Shares Consideration at or as soon as reasonably practicable after the Acceptance Time. Any Restricted Shares that vest prior to the cancellation contemplated by the first sentence of this Section 3.05(c) shall be treated as shares of Common Stock for all purposes of this Agreement, including Section 1.01 and Section 3.01. No Restricted Share that has not vested prior to the cancellation and forfeiture contemplated by the first sentence of this Section 3.05(c) may be tendered to Merger Sub pursuant to the Offer.
          (d) Immediately following the Acceptance Time, Parent shall deposit or shall cause to be deposited with the Company cash in U.S. dollars sufficient to pay the Option Consideration, SAR Consideration and the Restricted Shares Consideration.
          (e) Prior to the Acceptance Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any and all actions necessary to effectuate the provisions of this Section 3.05. The Company shall take all actions necessary to ensure that from and after the Acceptance Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Stock Options, Company SARs or Restricted Shares after the Acceptance Time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company SEC Documents (as defined in Section 4.06(a)) filed with the SEC and made publicly available after December 31, 2008 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company in connection with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, however, that (i) disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement (excluding Section 4.04 or Section 4.07(a)(i)) to which the relevance of such item is reasonably apparent on the face of such disclosure and (ii) no disclosure contained in the Company SEC Documents shall be deemed to qualify, modify or apply to Section 4.03 or Section 4.04), the Company hereby represents and warrants to Parent and Merger Sub as follows:
          SECTION 4.01 Organization, Standing and Corporate Power; Subsidiaries. (a) Each of the Company and each of its Subsidiaries has been duly organized and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or similar power and authority and possesses all Permits (as defined in Section 4.12(a)) with or provided by Governmental Entities necessary to enable it to use its corporate or other name and to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such Permits or where the failure of a Subsidiary of the Company to have such power or authority or be so organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and has not impaired and would not reasonably be expected to impair in any material respect the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and has not impaired and would not reasonably be expected to impair in any material respect the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.
          (b) Section 4.01(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Subsidiary of the Company. All of the Equity Securities and Convertible Securities of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company. All the issued and outstanding Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Securities, other than (i) Liens and similar restrictions existing in connection with the Revolving Credit Agreements (as defined in Section 7.09(a)) and Indentures (as defined in Section 7.09(b)), which Liens and similar restrictions will be released and cancelled in full upon repayment of the amounts due under the Revolving Credit Agreements and Indentures, as applicable, and (ii) any restriction on transfer imposed by applicable Securities Laws. Except for (A) the Equity Securities of the Subsidiaries of the Company and (B) ownership interests in gas plants customary in connection with the operation of the Company, the Company does not own, directly or indirectly, as of the date of this Agreement, any Equity Securities or Convertible Securities of any person. There are no outstanding obligations of any Subsidiary of the Company to issue Equity Securities or Convertible Securities of such Subsidiary of the Company.
          SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation of the Company (the “Company Charter”) and the amended and restated bylaws of the Company (the “Company Bylaws”), and the comparable organizational documents of each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act), in each case as amended to the date of this Agreement. Each of the Company Charter and Company Bylaws and each of the other organizational documents of such significant Subsidiaries is in full force and effect and no other organizational documents are applicable to or binding upon the Company or such significant Subsidiary, as applicable.
          SECTION 4.03 Capitalization. (a) The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”). As of the close of business on July 11, 2011 (the “Capitalization Date”), (i) there were 303,903,099 shares of Common Stock outstanding (which includes 2,239,795 Restricted Shares), (ii) there were no shares of Common Stock held by the Company in its treasury, (iii) 9,889,277 shares of Common Stock were reserved for issuance pursuant to Company Stock Options and Company SARs under the

Mission Resources Corporation 1994 Stock Incentive Plan, the Mission Resources Corporation 1996 Stock Incentive Plan, the Petrohawk Energy Corporation Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan, the KCS Energy, Inc. 2001 Employee and Directors Stock Plan, the Petrohawk Energy Corporation Second Amended and Restated 2004 Non-Employee Director Incentive Plan, the Petrohawk Energy Corporation Fourth Amended and Restated 2004 Employee Incentive Plan, the Mission Resources Corporation 2004 Incentive Plan and the KCS Energy, Inc. 2005 Employee and Directors Stock Plan (collectively, the “Company Stock Plans”), (iv) no other shares of Common Stock were reserved for issuance and (v) no shares of Preferred Stock were reserved for issuance, issued or outstanding or were held by the Company in its treasury. All issued and outstanding shares of Common Stock, all shares of Common Stock reserved for issuance as noted in the immediately preceding clause (iii) and any shares of Common Stock issued pursuant to the Top-Up Option, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free and clear of preemptive rights (and any shares of Common Stock issued pursuant to the Top-Up Option, free and clear of any Liens imposed by the Company).
          (b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances, redemptions or repurchases of Equity Securities or Convertible Securities or any other securities of the Company, including shares of Common Stock and shares of Preferred Stock, other than issuances of shares of Common Stock pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date or the settlement of Company SAR rights outstanding as of the Capitalization Date under the Company Stock Plans and in the ordinary course in connection with the exercise or vesting of Company Stock-Based Awards granted under any of the Company Stock Plans existing on the date of this Agreement (in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with such exercise or vesting). Except as set forth in Section 4.03(a) and the preceding sentence of this Section 4.03(b), as of the date of this Agreement, no Equity Securities or Convertible Securities (other than the Top-Up Option Shares to be issued pursuant to the Top-Up Option) of the Company were issued, reserved for issuance or outstanding. As of the date of this Agreement, (i) no shares of Common Stock were owned by any Subsidiary of the Company and (ii) there were no outstanding stock options, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Common Stock or any other Equity Securities of the Company on a deferred basis or other rights that are linked to the value of the shares of Common Stock or any other Equity Securities of the Company (collectively, “Company Stock-Based Awards”) other than Company Stock Options, Company SARs and Restricted Shares. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) with the Company’s stockholders on any matters. Except as set forth above in Section 4.03(a) and for issuances of shares of Common Stock issuable pursuant to the Top-Up Option or as may otherwise be permitted under Section 6.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any Equity Securities of the Company, (B) any Convertible Securities of the Company or any of its Subsidiaries or (C) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities or Convertible Securities of the Company or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other Contracts or understandings to which the Company or any of its Subsidiaries is a party or by which any of them are bound relating to the voting, registration or transfer of any Equity Securities of the Company or any of its Subsidiaries. Except for the acquisition of shares of Common Stock in accordance with the Company Stock Plans, since December 31, 2010, there has not been any declaration, setting aside, authorization (including the setting of a record date) or payment of any dividend on, or the making of any distribution with respect to, any shares of Common Stock or Equity Securities or Convertible Securities of any of the Company or any of the Company’s Subsidiaries (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except for any such dividends or other distributions paid or made solely to the Company or a wholly owned Subsidiary of the Company, or any agreement to do any of the foregoing.
          (c) Each Company Stock Option and Company SAR complies with Section 409A of the Code and was properly accounted for on the books and records of the Company in all material respects. Section 4.03(c) of the Company Disclosure Schedule contains a correct and complete list, as of the Capitalization Date, of stock options, stock appreciation rights and restricted stock outstanding under the Company Stock Plans, including the holder, date of grant, number of Shares and, where applicable, the exercise price. Each grant of Company Stock Options, Company SARs and Restricted Shares was made in accordance with the terms of the applicable Company Stock Plan and any applicable Company policy, Law and regulatory rules or requirements.
          SECTION 4.04 Authority; Approval. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to adoption of this Agreement by the holders of a majority of Shares entitled to vote on such matter at a stockholders meeting duly called and held for such purpose or acting by written consent in lieu of a stockholders meeting (the “Company Stockholder Approval”) if required by applicable Law, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any holders of any Equity Securities of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, if required by applicable Law, the obtaining of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors and to the availability of equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).
          (b) The Company Board has unanimously, by resolutions duly adopted at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, (i) approved, and declared advisable, this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this

Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable Law, adopt this Agreement (clauses (i) through (iii), the “Company Recommendation”), (iv) directed that, to the extent required by applicable Law after the Acceptance Time, the Agreement be submitted to the Company’s stockholders for their adoption either at a stockholders meeting duly called and held for such purpose or pursuant to an action by written consent and (v) approved this Agreement and such transactions for purposes of Section 203 of the DGCL.
          SECTION 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not (i) conflict with, or result in any violation or breach of any provision of, the Company Charter or the Company Bylaws, (ii) conflict with, or result in any violation or breach of any provision of the organizational documents of, or stockholder agreements relating to, any of the Company’s Subsidiaries, (iii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in a, termination, first offer, first refusal, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or other assets is bound or subject, including any Oil and Gas Lease (as defined in Section 4.10(b)(iii)) or any Oil and Gas Contract (as defined in Section 4.10(b)(ii)) or the termination or loss of any Permit, (iv) result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or any of its Subsidiaries or (v) assuming the Company Stockholder Approval (to the extent required by applicable Law) and the consents, approvals, filings and other matters referred to in Section 4.05(b) are duly obtained or made, conflict with, or result in any violation of, applicable Law, other than, in the case of clauses (ii), (iii), (iv) and (v), any such conflicts, violations, breaches, defaults, rights, terminations, modifications, cancellations or accelerations, losses or creations of any Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and have not and would not reasonably be expected to impair in any material respect the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement do not and will not require any Order or Permit of, Action by, filing or registration with or notification to, any Governmental Entity, except for (i) (A) the filing of a premerger notification and report form under the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (ii) the filing with the SEC of the Schedule 14D-9 and, if necessary, of a Proxy/Information Statement (as defined in Section 7.01(c)) in definitive form relating to the Stockholders Meeting (as defined in Section 7.01(c)) or the Parent Stockholders Consent (as defined in Section 7.01(b)), as applicable, and any other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any filings with the NYSE, (v) the filing with the Committee on Foreign Investment in the United States (“CFIUS”) of a notice of the transactions contemplated by this Agreement (the “CFIUS Notice”) and (vi) such other Orders, Permits, Actions, notifications, registrations, declarations and filings that, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to impair in any material respect the ability of the Company to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.
          SECTION 4.06 Company SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) The Company has filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements, certifications, registration statements, proxy statements and other documents (including exhibits and other information incorporated therein) with or to, as applicable, the SEC that were required to be so filed or furnished by the Company since December 31, 2008 (such documents, the “Company SEC Documents”). Each of the Company SEC Documents complied or, in the case of Company SEC Documents filed or furnished after the date of this Agreement, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the U.S. Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) on the date it was or, in the case of any Company SEC Document furnished or filed after the date of this Agreement on the date it will be, so filed with, or furnished to, the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Company SEC Documents contained, or will contain, as applicable, any untrue statement of a material fact or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents, or in the case of Company SEC Documents filed or furnished after the date of this Agreement will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents, or in the case of Company SEC Documents filed or furnished after the date of this Agreement will fairly present, in all material respects the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein, and each of the foregoing financial statements were prepared, or in the case of Company SEC Documents filed or furnished after the date of this Agreement will be prepared, in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis, except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure, none of which adjustments are material in amount or effect.

          (c) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (i) as reflected, reserved for or disclosed in the most recent balance sheet of the Company or in the notes thereto included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the SEC prior to the date of this Agreement, (ii) as incurred in the ordinary course of business consistent with past practice since March 31, 2011, (iii) as a result of the execution of this Agreement or (iv) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
          (d) The Company is and has been at all times since December 31, 2008 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) in violation of SOX.
          (e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its consolidated Subsidiaries and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its consolidated Subsidiaries that could have a material effect on its financial statements. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2008.
          (f) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any of its Subsidiaries relating to the Company SEC Documents.
          SECTION 4.07 Absence of Certain Changes or Events. (a) Since December 31, 2010, (i) there has not been any event, condition, development or occurrence (including any adverse change or development with respect to any such matters that existed on or prior to December 31, 2010) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (ii) each of the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice in all material respects, and (b) neither the Company nor any of its Subsidiaries has taken any action since June 1, 2011 through the date of this Agreement that, if taken after the date of this Agreement, would require the prior written consent of Parent under clauses (a), (b), (d), (e), (j) or (k) of Section 6.01.
          SECTION 4.08 Claims and Litigation. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (a) none of the Company and its Subsidiaries has since March 31, 2011 received any written claims of violation of Law, breach of Contract, personal injury or death, property damage, environmental liability or remediation obligation, or seeking reimbursement or indemnification for costs of the same, which claim would reasonably be expected to exceed $25 million or that involves potential criminal liability of the Company or any of its Subsidiaries, (b) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (c) none of the Company and its Subsidiaries and none of their respective properties, rights or assets is subject to, or bound by, any Order and (d) since March 31, 2011, to the Knowledge of the Company, there have been no inquiries or investigations by the SEC or any other Governmental Entity of, or any whistle-blower complaints made or threatened to be made against the Company or any of its Subsidiaries regarding compliance by the Company or any of its Subsidiaries with any Law or Order.
          SECTION 4.09 Regulatory Matters.
          (a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company

Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.
          (b) All natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.
          SECTION 4.10 Reserve Reports. (a) The Company has delivered or otherwise made available to Parent true and correct copies of all written reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Report Preparer”) concerning the Oil and Gas Interests (as defined in Section 4.10(b)(i)) of the Company and such Subsidiaries as of December 31, 2010 (the “Company Reserve Reports”). Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the factual, non-interpretative data provided by the Company and its Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate, and to the Knowledge of the Company there were no material errors in the assumptions and estimates provided by the Company and its Subsidiaries to any Report Preparer in connection with their preparation of the Company Reserve Reports. The Company’s internal proved reserve estimates prepared by management for the year ended December 31, 2010 were not, taken as a whole, materially lower that than the conclusions in such Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          (b) For the purposes of this Agreement:
               (i) “Oil and Gas Interests” means (A) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases, (B) all Units (as defined below), and all tenements, hereditaments and appurtenances belonging to the Oil and Gas Leases and Units, (C) all Oil and Gas Contracts (as defined in Section 4.10(b)(ii)), (D) surface interests, fee interests, easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells (as defined in Section 4.10(b)(vi)) or water, CO2 or injection wells, or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons (as defined below), (E) all interests in machinery, equipment (including Wells, water, CO2 or injection wells, well equipment and machinery), oil and gas production, gathering, treating, processing, and storage facilities

(including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, processing plants, separation plants, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (F) royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, reversionary interests and other rights to Hydrocarbons in place held or asserted to be held by the Company or any of its Subsidiaries and (G) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.
               (ii) “Oil and Gas Contracts” means any of the following Contracts to which the Company or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, area of mutual interest agreements, joint venture agreements, development agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder).
               (iii) “Oil and Gas Leases” means all Leases (as defined in Section 6.01) under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of the Company’s business.
               (iv) “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.
               (v) “Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.
               (vi) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on the Oil and Gas Leases or Units or otherwise associated with an Oil and Gas Interest of the Company or any of its Subsidiaries.
          SECTION 4.11 Material Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (each Contract of the type described in this Section 4.11(a) to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement or to which the Company or any of its Subsidiaries is a party to or bound by and that has been filed with the SEC prior to the date hereof being referred to herein as a “Material Contract”):
               (i) that is or will be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and is not already so filed;

               (ii) that limits or purports to limit in any material respect either the type of business in which the Company or any of its Affiliates may engage or the manner or locations in which any of them may so engage in any business;
               (iii) that includes any “most favored nations” terms and conditions (including with respect to pricing), any exclusive dealing arrangement, any arrangement that grants any right of first refusal, right of first offer or similar right, any area of mutual interest clause or similar clause or any other term, condition or clause that, in the case of each of the foregoing, individually or in the aggregate, limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business (excluding, in respect of each of the foregoing, customary joint operating agreements);
               (iv) that creates a partnership (other than a Tax partnership), joint venture, strategic alliance or similar arrangement with respect to any material business or assets of the Company and its Subsidiaries, taken as a whole;
               (v) that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests not covered by a joint operating agreement or (B) any loan or capital contribution to, or investment in, (1) the Company or one of its wholly owned Subsidiaries, (2) any person (other than any officer, director or employee of the Company or any of its Subsidiaries) that is less than $25 million to such person or (3) to any officer, director or employee of the Company or any of its Subsidiaries that is less than $1 million to such officer, director or employee;
               (vi) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement (other than those solely between the Company and its Subsidiaries) providing for or guaranteeing indebtedness in excess of $50 million individually;
               (vii) that is an acquisition agreement, asset purchase, stock purchase or other similar agreement pursuant to which (A) the Company reasonably expects that it or any of its Subsidiaries is required to pay total consideration (including assumption of debt) after the date of this Agreement in excess of $50 million or (B) any other person has the right to acquire any assets of the Company or any of its Subsidiaries (or, after giving effect to the consummation of the Offer or the Merger, Parent or any of its Subsidiaries) or any interests therein after the date of this Agreement with a purchase price of more than $50 million;
               (viii) that is an agreement providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ notice or less or (B) contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

               (ix) that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 20 MMcf (or, in the case of liquids, in excess of 750 barrels) of the Company’s and its Subsidiaries’ Hydrocarbons per day (calculated on a yearly average basis);
               (x) that is a treatment, gathering, processing or transportation agreement to which the Company or any of its Subsidiaries is a party involving the treatment, gathering, processing or transportation of more than 50 MMcf (or, in the case of liquids, in excess of 500 barrels) of Hydrocarbons per day (calculated on a yearly average basis);
               (xi) that is a joint development agreement, exploration agreement, participation or program agreement or similar agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that contractually requires the Company and its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $100 million in the aggregate during the 12-month period following the date of this Agreement;
               (xii) that is a collective bargaining agreement;
               (xiii) that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $50 million in any 12-month period, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of 60 days or less, and excluding joint operating agreements and production sales Contracts;
               (xiv) that is an Oil and Gas Lease that contains express provisions (A) obligating the Company or any Subsidiary to drill Wells, pursuant to which the Company or any Subsidiary would reasonably be expected to be required to expend $25 million on any individual Oil and Gas Lease or $200 million in the aggregate on all obligations under Oil and Gas Leases, (B) establishing bonus obligations in excess of $10 million that were not satisfied at the time of leasing or signing, (C) requiring payments or providing for a change in terms upon a change in control of the lessee or (D) providing for a fixed term, even if there is still production in paying quantities; and
               (xv) that is a settlement or similar agreement with any Governmental Entity or Order or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
          (b) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Material Contract is a valid and binding obligation of the Company or its Subsidiaries (to the extent they are parties thereto or bound thereby), is in full force and effect and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto, in accordance with its terms (subject to the Bankruptcy and Equity Exception). Except for breaches, violations or defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the

Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract or, as of the date of this Agreement, of an intention by any counterparty (other than the Company or any of its Subsidiaries) to cancel, terminate or amend in any material respect or not renew any Material Contract.
          SECTION 4.12 Permits; Compliance with Laws. (a) The Company and each of its Subsidiaries has in effect all rights, approvals, authorizations, registrations, certifications, filings, franchises, licenses, consents, variances, exemptions, waivers, Orders, notices and permits of, with or provided by all Governmental Entities and third parties (collectively, “Permits”) necessary for it to own, lease or operate its respective properties, rights and other assets and to carry on its business and operations as currently conducted, except where the failure to have any of such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2010, no default under, or violation of, any such Permit has occurred, except for any such default or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there has not been threatened, any revocation, modification, cancellation or transfer of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries and, to the Knowledge of the Company, each third-party operator of any of the Oil and Gas Interests (with respect to such Interests) is, and since January 1, 2009 has been, in compliance with applicable Law and Orders.
          (c) Each of the Company and its Subsidiaries (i) is in compliance in all material respects with the U.S. Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”) and any other U.S. or foreign Laws concerning corrupt payments applicable to the Company or its Subsidiaries and (ii) to the Knowledge of the Company, between January 1, 2009 and the date of this Agreement, none of the Company and its Subsidiaries has been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company or any of its Subsidiaries of the Foreign Corrupt Practices Act or any other U.S. or foreign Laws concerning corrupt payments.
          SECTION 4.13 Environmental Matters. (a) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries and, to the Knowledge of the Company, each third-party operator of any of the Oil and Gas Interests have, since January 1, 2009, complied at all times (and are in compliance) with all applicable Environmental Laws (as defined in Section 4.13(b)(i)) (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (ii) there have been no Releases (as defined in Section 4.13(b)(iii)) at any location of Hazardous

Materials (as defined in Section 4.13(b)(ii)) by the Company or any of its Subsidiaries, or to the Knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third-party operators, that could reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to the Company or its Subsidiaries, (iii) none of the Company and its Subsidiaries and, to the Knowledge of the Company, any third-party operator of any of the Oil and Gas Interests and any predecessor of any of them, is subject to any Order or any indemnity obligation or other Contract with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, (iv) none of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws, and no such matter has been threatened to the Knowledge of the Company, and (v) to the Knowledge of the Company, there are no liabilities or obligations of the Company or any of its Subsidiaries arising under or relating to any applicable Environmental Law (including any such liability or obligation arising under, retained or assumed by contract or by operation of law) and there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, remediation, investigation, cost or restriction on the ownership, use, development or transfer of any property pursuant to any applicable Environmental Law. The Company has made available to Parent copies of all environmental reports, studies, assessments, data, measurements, correspondence, memoranda or other documents prepared within the past five years that are, to the Knowledge of the Company, in the possession, custody or control of the Company or any of its Subsidiaries (including their environmental contractors and consultants) pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that contain information that could reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole.
          (b) For the purposes of this Agreement:
               (i) “Environmental Laws” means any federal, state, local or foreign statute, Law or Order relating to: (A) the protection of any of the environment, natural resources, plant or wildlife, or health and safety as affected by exposure to Hazardous Materials, (B) the handling, use, storage, management, presence, disposal, Release (as defined below) or threatened Release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.
               (ii) “Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, (B) any substance defined as or regulated as, or that contains a chemical, material or substance defined as or regulated as, a “pollutant,” a “contaminant,” a “hazardous substance,” a “hazardous material,” a “toxic chemical,” a “hazardous waste” or a “solid waste” under any Environmental Law and (C) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

               (iii) “Release” means any spilling, leaking, pumping, pouring, emitting, placing, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal into, in or on the environment or any natural or man-made structure.
          SECTION 4.14 Labor Relations and Other Employment Matters. (a) None of the employees of the Company or any of its Subsidiaries are represented by any union, labor organization or employee association with respect to their employment by the Company or such Subsidiary. To the Knowledge of the Company, (i) there are no representation claims or petitions pending before any Governmental Entity or any organizing efforts or challenges concerning representation with respect to employees of the Company or any of its Subsidiaries, (ii) there are no material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement and (iii) since January 1, 2008, neither the Company nor any of its Subsidiaries has experienced, and to the Knowledge of the Company there have not been threatened, any labor disputes, union organization attempts or work stoppages, strikes, slowdowns or lockouts due to labor disagreements.
          (b) To the Knowledge of the Company, (i) no employee or former employee of the Company or any of its Subsidiaries is in violation of any material term of any employment agreement, confidentiality or nondisclosure agreement (including any agreement relating to trade secrets or proprietary information) or non-competition or non-solicitation agreement with the Company or any of its Subsidiaries and (ii) the Company has not incurred, and does not reasonably expect to incur, any material liability due to the classification of its contractors and consultants as independent contractors. Since December 31, 2010 until the date of this Agreement, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a “plant closing,” as defined in the U.S. Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar applicable Law.
          (c) The Company has delivered to Parent true and complete copies of all employment agreements (including all amendments thereto) with officers of the Company, with any employee of the Company or its Subsidiaries having a total compensation in excess of $200,000 per year, and with any persons formerly holding such positions (if such Contracts remain in effect for any purpose). The Company has delivered to Parent true and complete information in all material respects regarding the current annual rate of base salary or wages and annual cash bonus opportunities of the employees of the Company or its Subsidiaries.
          SECTION 4.15 Employee Benefits. (a) Section 4.15 of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means (i) all employee, director or other “service provider” (as defined in Section 409A of the Code) compensation or benefit plans, programs, policies, agreements or other arrangements, including any “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to

ERISA) and (iii) any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation rights, equity compensation, severance, workers’ compensation, retirement savings, paid time off, employment, termination, change of control or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.
          (b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and all related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all amendments, if any, thereto, (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and (iii) if applicable, the most recent determination letter from the U.S. Internal Revenue Service (the “IRS”) for such Company Benefit Plan.
          (c) Each Company Benefit Plan has been maintained and administered in material compliance with its terms and applicable Law, including ERISA and the Code, to the extent applicable thereto. Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect in any material respect the qualified status of any such plan.
          (d) None of the Company, its Subsidiaries and any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Subtitles C or D of Title IV of ERISA, (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or (z) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
          (e) No Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees, directors or other “service providers” (as defined in Section 409A of the Code) of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law.
          (f) No material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a material liability thereunder.

          (g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (ii) neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA and (iii) neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
          (h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or litigation by, on behalf of, or against, any of the Company Benefit Plans or any trusts related thereto.
          (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary compliance with, and has been operated and administered in material compliance with, Section 409A of the Code and the guidance provided thereunder. No Company Benefit Plan provides for any gross-up or reimbursement to a “service provider” (as defined in Section 409A of the Code) for any gross income inclusion or Tax pursuant to Section 409A of the Code.
          (j) As of the date of this Agreement, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to bonus, change in control, severance pay, increase in severance pay, unemployment compensation or any other payment, except as expressly provided in the Company Disclosure Schedule or this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) or increase the compensation or benefits under Company Benefit Plans or increase the amount of compensation or benefits due any such employee, consultant or officer, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated by this Agreement, Parent to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments under any of the Company Benefit Plans that would not be deductible under Section 280G of the Code.
          (k) Section 4.15(k) of the Company Disclosure Schedule sets forth each disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) employed by the Company as of the date of this Agreement.
          (l) No Company Benefit Plan provides for any gross-up or reimbursement to a service provider for any excise Taxes imposed pursuant to Section 4999 of the Code.

          SECTION 4.16 Taxes. (a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns (as defined below) required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed, (ii) timely paid or accrued (in accordance with GAAP) all material Taxes for all Tax periods whether or not shown to be due on such Tax Returns and (iii) withheld from its employees, creditors or other third parties and, to the extent required to be paid, timely paid to the appropriate authorities or set aside in an account for such purpose proper and accurate amounts in compliance in all material respects with all applicable Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation).
          (b) The Company has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the three fiscal years immediately prior to the date of this Agreement.
          (c) There are no material Liens for Taxes upon the assets, properties or rights of the Company or any of its Subsidiaries that are not provided for in the Company SEC Documents, except Permitted Liens.
          (d) Neither the Company nor any of its Subsidiaries has been a party to the distribution of stock of a “controlled corporation” as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years.
          (e) Neither the Company nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.
          (f) No claim, other than claims defeated or withdrawn, or notice of pending investigation has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or should have been included in a combined or consolidated return of that jurisdiction.
          (g) Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:
               (i) There are no pending, and neither the Company nor any Subsidiary has received written notice of any, material federal, state, local or foreign Tax audits or examinations of the Company or its Subsidiaries. No material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings where adequate reserves have been established in accordance with GAAP.
               (ii) There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of its Subsidiaries.

               (iii) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes (including any closing agreement or private letter ruling).
               (iv) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local, or foreign Tax Law), as a transferee or successor, by contract or otherwise.
               (v) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date or (iii) a prepaid amount received, or paid, prior to the Closing Date.
          (h) For the purposes of this Agreement:
               (i) “Tax” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a “Tax Authority”), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
               (ii) “Tax Return” means any report, return, document, declaration or other information or filing (including any attachments or schedules thereto and any amendments thereof) required to be supplied to a Tax Authority with respect to Taxes.
          SECTION 4.17 Properties. (a) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have (i) good and defensible title (as defined in Section 4.17(i)(ii)) to (A) all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries, except for such Oil and Gas Interests sold, used or otherwise disposed of since December 31, 2010 in the ordinary course of business and (B) the Oil and Gas Interests set forth on Section 4.17(a) of the Company Disclosure Schedule, except for such Oil and Gas Interests sold, used or otherwise disposed of since July 1, 2011 in the ordinary course of business and (ii) except for properties and assets sold, used or otherwise disposed of since March 31, 2011 in the ordinary course of business, good, marketable and valid fee simple title to all other real properties and assets reflected in the March 31, 2011 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis, free and clear of all Liens except (x) Permitted Liens and (y) Production Burdens (as defined in Section 4.17(i)(i)) taken into account in Section 4.17(a) of the Company Disclosure Schedule. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (1) each Oil and Gas Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise acquires or obtains rights in any Oil and Gas Interests and each other such real property is valid and in full force and effect (subject to lease expirations from and after December 31, 2010 in the ordinary course of business); (2) none of the Company and any of its Subsidiaries, nor to the Knowledge of the Company any other party to an Oil and Gas Lease or other real property instrument, has violated any provision of, or taken or failed to take any act which, without or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease; and (3) none of the Company and any of its Subsidiaries has received written notice from the other party to any Oil and Gas Lease or other real property instrument that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease or other real property instrument.
          (b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries has good and valid title to, or valid and enforceable leasehold interests in, all of its tangible personal property, in each case free and clear of any Lien except Permitted Liens, and (ii) all items of operating equipment owned or leased by the Company or its Subsidiaries with a fair market value in excess of $10 million as of the date hereof (A) are, in the aggregate, in a state of repair and operating condition, reasonable wear and tear excepted, so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated in the ordinary course of business consistent with past practice in all material respects and (B) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in the ordinary course of business consistent with past practice in all material respects with the requirements of all applicable Contracts, including sales Contracts.
          (c) The Company and its Subsidiaries have not disposed of any material assets since December 31, 2010 except sales of Hydrocarbons and other dispositions in the ordinary course of business consistent with past practice.
          (d) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.
          (e) All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units or otherwise associated with an Oil and Gas Interest of the Company or any of its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (f) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all Oil and Gas Interests operated by the Company or its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law.
          (g) None of the material Oil and Gas Interests of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.
          (h) None of the Oil and Gas Interests of the Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
          (i) For the purposes of this Agreement:
               (i) “Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.
               (ii) A “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.
          SECTION 4.18 Intellectual Property. (a) Section 4.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries, including the owner thereof. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all of the patents and other Intellectual Property owned by the Company or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or cancelled, and are valid and enforceable.
          (b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries own or have the right to use all the Intellectual Property used by any of them in the operation of their businesses as currently conducted (collectively, “Company Intellectual Property”), free and clear of all Liens, other than Permitted Liens, and such rights of ownership or use shall not be affected by the transactions contemplated by this Agreement, (ii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries and their use of the Company Intellectual Property has not, in each case, infringed, misappropriated or otherwise violated the Intellectual Property of any person, and no person has infringed, misappropriated or otherwise violated any Company Intellectual Property, (iii) no Actions or Orders have been asserted in writing and remain outstanding, or to the Knowledge of the Company are threatened or imminent (including “cease and desist” letters or invitations to take a patent license) against the Company or any of its Subsidiaries relating to Intellectual Property, (iv) the Company and its Subsidiaries have taken reasonable efforts in accordance with normal industry practice to maintain and protect the value, confidentiality and validity of their Company Intellectual Property and the exclusive ownership of their proprietary Company Intellectual Property, (v) the Company and its Subsidiaries have not granted any licenses or other rights to third parties to use the Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, (vi) the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned, used or held for use by the Company or any of its Subsidiaries operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects and (vii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.
          (c) For the purposes of this Agreement: “Intellectual Property” means all intellectual property, industrial property and proprietary rights, including (A) patents, inventions, discoveries, design rights and utility models, (B) trademarks, service marks, trade names, trade dress, brand names, certification marks, d/b/a’s, symbols, logos, slogans, tag lines, uniform resource locators, Internet domain names, corporate names and other source indicators, the goodwill of the business appurtenant thereto, (C) copyrights and copyrightable works in any media (including software, website content, databases and documentation), (D) trade secrets, know-how, ways of doing business, business methods and processes, source code, customer lists, advertiser lists and other confidential information or materials (including personal information) and (E) applications and registrations relating to any of the foregoing and any divisions, continuations, renewals, extensions or reissuances thereof, along with the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide.
          SECTION 4.19 Derivatives. The Company SEC Documents accurately summarize, in all material respects, the outstanding Derivative (as defined in this Section 4.19) positions of the Company and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein. Section 4.19 of the Company Disclosure Schedule lists, as of the date of this Agreement, all Derivative Contracts to which the Company or any of its Subsidiaries is a party, other than any such Derivative Contract that expires by its terms on or before July 31, 2011. For purposes of this Agreement, “Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.
          SECTION 4.20 Insurance. Each of the Company and each of its Subsidiaries maintains policies of insurance in such coverage amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, (b) all premiums due on such policies have been paid by the Company or its Subsidiaries, (c) the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies and (d) neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.
          SECTION 4.21 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Charter or the Company Bylaws (if any).
          SECTION 4.22 Information Supplied; Schedule 14D-9, Proxy/Information Statement. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Offer Documents will on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 (i) will comply in all material respects with the Securities Laws and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, any of its Subsidiaries or any employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or Affiliate (collectively as to each Party, its “Representatives”) of Parent or any of its Subsidiaries. On the date it is first mailed to the Company’s stockholders and, if applicable, the date of the Stockholders Meeting, the Proxy/Information Statement, if any, (x) will comply in all material respects with the Securities Laws and (y) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, any of its Subsidiaries or any of their Representatives.

          SECTION 4.23 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Goldman Sachs & Co., the fee arrangements for whom are set forth on Section 4.23 of the Company Disclosure Schedule) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
          SECTION 4.24 Opinion of Financial Advisors. The Company Board has received the opinion of Goldman Sachs & Co., as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Offer Price and the Per Share Merger Consideration to be paid to the holders (other than the Guarantor and its Affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.
          SECTION 4.25 Affiliate Transactions. Except as disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2011, there are no Contracts between the Company and its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.
          SECTION 4.26 No Additional Representations. Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, or of its Subsidiaries, or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Agreement, written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company or the negotiation of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent hereby represents and warrants to the Company as follows:
          SECTION 5.01 Organization, Standing and Corporate Power. Each of Parent and Merger Sub has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority or governmental licenses, permits, authorizations or approvals or where the failure to be so organized, validly existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
          SECTION 5.02 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the adoption by Parent of this Agreement as the sole shareholder of Merger Sub, which will be effected on the date hereof immediately following execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          SECTION 5.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not (i) conflict with, or result in any violation or breach of any provision of, the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in a, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or other assets is bound or subject, (iii) result in the creation of any Lien in or upon any of the properties, rights or other assets of Parent any of its Subsidiaries or (iv) assuming the consents, approvals, filings and other matters referred to in Section 5.03(b) are duly obtained or made, conflict with, or result in any violation of, applicable Law, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, breaches, defaults, rights, terminations, modifications, cancellations or accelerations, losses or creations of any Liens that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement do not and will not require any Order or Permit of, Action by, filing or registration with or notification to, any Governmental Entity, except for (i) the filing of a premerger notification and report form under the HSR Act and the termination of the waiting period required thereunder, (ii) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (iii) the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, including the filing and dissemination of the Offer Documents and, if necessary, the filing and dissemination of the Proxy/Information Statement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) the CFIUS Notice, (vi) any filings with the NYSE or any other national securities exchange or national securities quotation system on which Equity Securities of Parent or its Affiliates are listed, quoted or traded and (vii) such other Orders, Permits, Actions, notifications, registrations, declarations and filings that if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
          SECTION 5.04 Information Supplied; Offer Documents. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference (i) in the Schedule 14D-9 will on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders and (ii) in the Proxy/Information Statement, if any, will on the date it is first mailed to the Company’s stockholders and, if applicable, the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date filed with the SEC and the date first published, sent or given to the Company’s stockholders, the Offer Documents (i) will comply in all material respects with the Securities Laws and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, any of its Subsidiaries or any of their Representatives.
          SECTION 5.05 Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.001 per share, all of which are outstanding, validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement and in connection with the transactions contemplated by this Agreement.
          SECTION 5.06 Available Funds. Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other person’s ability to obtain financing for the transactions contemplated herein. Parent and/or Merger Sub has available, and will have available at the time Merger Sub accepts for payment the Shares validly tendered into the Offer and not properly withdrawn, and at the Effective Time, cash in an aggregate amount sufficient to pay the aggregate Offer Price, the aggregate Per Share Merger Consideration and the other payment obligations of Parent and Merger Sub hereunder, and to enable Parent and Merger Sub to perform all of their respective obligations hereunder and effect the Closing on the terms contemplated by this Agreement, and there is no restriction on the use of such cash for such purpose.
          SECTION 5.07 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Barclays Capital Inc. and Scotia Capital (USA) Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
          SECTION 5.08 Voting Requirements. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub), including the Guarantor, is necessary to approve this Agreement, the Merger or the transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred on the date hereof immediately following execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger or the transactions contemplated by this Agreement.
          SECTION 5.09 No Ownership of Shares. Neither Parent nor any of its Affiliates beneficially owns, directly or indirectly, any Shares.
          SECTION 5.10 No Additional Representations. Except for the representations and warranties made by Parent in this Agreement, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent or its Affiliates, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of its Subsidiaries or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent or its Affiliates or their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent in this Agreement, written information presented to the Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
          SECTION 6.01 Conduct of Business. During the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, except as expressly set forth in Section 6.01 of the Company Disclosure Schedule or as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by this Agreement or required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to (i) preserve intact its current business organizations, (ii) keep available the services of its current directors, officers and key employees, (iii) maintain its material Permits issued by Governmental Entities, (iv) maintain its existing relationships and goodwill with its material customers, lenders, suppliers, contractors, joint venture parties, working interest parties and others having business dealings with it and with Governmental Entities with jurisdiction over oil and gas-related matters and (v) maintain all Oil and Gas Leases, other material real property owned or leased by the Company and its Subsidiaries and all material personal property used by the Company and its Subsidiaries and necessary to carry on its business in the ordinary and usual course consistent with past practice (but with no obligation to renew or extend any Oil and Gas Lease or any lease, sublease, license or other occupancy or similar agreement (each, a “Lease”), provided that the Company and its Subsidiaries shall not allow more than 30,000 net acres of Oil and Gas Interests to expire as a consequence of failure to pay delay rentals, shut-in royalties, minimum royalties or similar required lease maintenance payments during the first 60 days following the date of this Agreement, or to otherwise exercise any rights or options it may have under any Lease, including but not limited to rights to purchase or increase or decrease its current properties). In furtherance and without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, except as otherwise expressly set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):
          (a) (i) declare, set aside, pay or make any dividends or other distributions (whether in cash, stock or property) on or in respect of any of its Equity Securities, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company, (ii) split, combine subdivide or reclassify any of its Equity Securities or issue or authorize the issuance of any Equity Securities or other securities in respect of, in lieu of or in substitution for shares of its Equity Securities or (iii) purchase, redeem or otherwise acquire any of its Equity Securities or any other securities thereof or any rights, warrants or options to acquire any such Equity Securities or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (A) (1) expressly required by the terms of the Company Stock Plans existing on the date of this Agreement or (2) in the ordinary course in connection with the exercise or vesting of Company Stock Options, Company SARs or Restricted Shares, as applicable (including in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with such exercise or vesting) or (B) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries;
          (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Securities or Convertible Securities of it or any of its Subsidiaries, or any “phantom” stock, “phantom” stock rights, stock option, stock purchase or appreciation rights or stock-based performance units relating to or permitting the purchase of any such Equity

Securities or Convertible Securities, except for the issuance of (i) shares of Common Stock upon the exercise of Company Stock Options and Company SARs, in each case outstanding as of the date of this Agreement and in accordance with their terms and the Company Stock Plans in effect on the date of this Agreement or (ii) such securities of any direct or indirect wholly owned Subsidiary of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company;
          (c) amend its certificate of incorporation or bylaws or other similar organizational documents;
          (d) acquire or agree to acquire, directly or indirectly, by merger, consolidation or otherwise, any Equity Securities, Convertible Securities, assets, properties or rights of any other person or enter into any binding Contract to form or join any partnership, joint venture or group (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) with any other person, other than (i) purchases or acquisitions of Oil and Gas Interests in the ordinary course of business consistent with past practice, (ii) purchases or acquisitions of inventory, equipment and materials in the ordinary course of business consistent with past practice, (iii) execution of joint operating agreements in the ordinary course of business consistent with past practice and (iv) any such acquisitions or transactions that do not qualify under clauses (i) though (iii) and pursuant to which the fair market value of the total consideration paid or payable by the Company and its Subsidiaries would not reasonably be expected to exceed $100 million in the aggregate;
          (e) sell, lease, assign, license, grant, extend, amend, subject to Liens (other than, except for Liens with respect to the Equity Securities of the Company’s Subsidiaries, Permitted Liens), waive or modify any material rights in or to, cancel, abandon or otherwise transfer or dispose of, all or any part of its assets, rights or properties (including Equity Securities of the Company’s Subsidiaries and indebtedness of others held by the Company and its Subsidiaries) other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any required regulatory approval, (ii) as required by Contracts or arrangements existing on the date hereof and set forth on Section 4.11(a) of the Company Disclosure Schedule, (iii) sales of inventory or other assets (other than real property) in the ordinary course of business consistent with past practice, (iv) dispositions of Hydrocarbons and of surplus, broken or obsolete equipment and materials in the ordinary course of business consistent with past practice, (v) the plugging and abandonment of Wells in the ordinary course of business consistent with past practice, (vi) the expiration of any Oil and Gas Lease in accordance with its terms (other than as a result of failure to pay rental, shut-in royalties or similar lease maintenance payments) and (vii) other dispositions of assets, properties or rights that do not qualify under clauses (i) through (vi) if the fair market value of the total consideration received therefrom does not exceed $100 million in the aggregate;
          (f) (i) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person (other than a wholly owned Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings in the ordinary course of business consistent with past practice on terms that allow for prepayment at any time and without penalty, premium, breakage costs or similar fees (other than any breakage costs pursuant to the Revolving Credit Agreements) and under existing facilities, in an aggregate amount not to exceed $750 million at any time outstanding (provided, that the amount of any such borrowings shall not exceed $350 million during the first 60 days following the date of this Agreement) or (ii) make any loans (other than pursuant to the Company’s Company Stock Option cashless exercise program established under SOX), advances or capital contributions to, or investments in, any person other than to the Company or one of its wholly owned Subsidiaries or advances required under the terms of joint operating agreements or other Oil and Gas Contracts;
          (g) make any capital expenditures other than the capital expenditures set forth in the annual capital expenditure budget plan for 2011 set forth in Section 6.01(g) of the Company Disclosure Schedule as adjusted from time to time in the ordinary course of business consistent with past practice (provided such adjustments shall not in the aggregate (i) decrease annual capital expenditures by more than 10% below the amount set forth in such budget plan or (ii) increase annual capital expenditures by more than 10% over the amount set forth in such budget plan or increase the geographic operating areas of the Company beyond those in existence as of the date of this Agreement);
          (h) subject to Section 7.07, settle or compromise any Action other than settlements or compromises of Actions where the amount paid in settlement or compromise does not exceed $10 million individually or $25 million in the aggregate;
          (i) other than in the ordinary course of business consistent with past practice, (i) (A) enter into any Contract that would, had it been entered into prior to the date of this Agreement, be a Material Contract, other than a Material Contract of the type specified in Section 4.11(a)(vii), or (B) amend any existing Contract that is not a Material Contract, such that it would, if existing in such state on the date of this Agreement, be a Material Contract, (ii) terminate, amend, supplement or modify in any material respect any Material Contract or any material rights or obligations thereunder or (iii) waive, release, cancel, convey, encumber, assign or otherwise transfer any material rights or claims under a Material Contract;
          (j) except as required by any applicable Law, written agreements, the Company Benefit Plans existing on the date of this Agreement or as set forth in Section 6.01(j) of the Company Disclosure Schedule, (i) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other “service provider” (as defined in Section 409A of the Code) of the Company or any of its Subsidiaries, (ii) enter into any employment, change of control, termination, severance or retention agreement with any employee of the Company, other than an offer letter or employment agreement with any new hire providing total annual cash compensation of less than $200,000 and otherwise containing terms consistent with those provided to non-officer employees in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into or amend any Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or other “service providers” (as defined in Section 409A of the Code) of the Company or any of its Subsidiaries or any of their beneficiaries, except for ministerial amendments, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to directors, officers, employees or other “service providers” (as defined in Section 409A of the Code) of the Company or any of its Subsidiaries;
          (k) (i) except as required by GAAP, make any change in accounting methods, principles or practices or (ii) except in the ordinary course of business consistent with past practice, make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax Return, change any material method of Tax accounting, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;
          (l) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization;
          (m) enter into or otherwise become bound by any Contract that would reasonably be expected to, after the Effective Time, restrict or limit, in any material respect, Parent, the Company, the Surviving Corporation or any of their respective Affiliates, from engaging or competing in any geographic location or with any person;
          (n) make or assume any Derivatives, including any Derivative intended to benefit from or reduce or eliminate the risk of fluctuations in the price of Hydrocarbons or other commodities, other than Derivatives that are entered into in the ordinary course of business in accordance with the Company’s current policies; provided that the Company will not enter into Derivative Contracts with an aggregate volume in excess of 70% of the Company’s and its Subsidiaries’ expected natural gas, crude oil and/or natural gas liquids production for the applicable calendar year; and provided, further, that any such Derivative Contract shall provide that (i) commercially reasonable substitute credit support of equal or better credit quality that is reasonably acceptable to the counterparty may be provided by the Company or applicable Subsidiary in place of the Company Credit Agreement and (ii) if the condition in the immediately preceding clause (i) has been satisfied, there shall be no violation or breach of, or default under, or right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, each such Derivative Contract in connection with the consummation of the transactions contemplated by this Agreement (whether or not the surviving entity assumes the obligations under the Company Credit Agreement), including the termination, expiration or cessation of the Company Credit Agreement;
          (o) enter into new Contracts to sell Hydrocarbons other than in the ordinary course of business consistent with past practice, but in no event having a duration longer than 60 days;

          (p) enter into any commitment or agreement to license or purchase seismic data, other than commitments or agreements to license or purchase seismic data that are made or entered into in the ordinary course of business consistent with past practice;
          (q) enter into any new line of business that represents a material change in the Company’s and its Subsidiaries’ operations and that is material to the Company and its Subsidiaries taken as a whole;
          (r) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act; or
          (s) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
ARTICLE VII
ADDITIONAL AGREEMENTS
          SECTION 7.01 Approval of the Merger.
          (a) Merger Effectiveness. Subject to the terms and conditions contained herein, the Parties agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable in accordance with the DGCL.
          (b) Action by Parent Written Consent. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.01(e), promptly following the Acceptance Time, Parent shall notify the Company whether Parent and/or its Affiliates elect to adopt this Agreement by executing an action by written consent, signed by Parent and/or its Affiliates that own issued and outstanding shares of Common Stock as of such date, as the holders of a majority of the issued and outstanding shares of Common Stock, pursuant to Section 228 of the DGCL (the “Parent Stockholders Consent”), in which case, if permitted by applicable Law, the Company shall, in accordance with and subject to the requirements of applicable Law, as promptly as practicable after the execution and delivery of the Parent Stockholders Consent, file an information statement relating to such Parent Stockholders Consent and take such other actions specified in Section 7.01(c). If Parent elects to adopt this Agreement by executing an action by written consent, Parent and Merger Sub shall promptly execute, or cause to be executed, the Parent Stockholders Consent with respect to all of the shares of Common Stock then owned of record by Parent and its Affiliates or with respect to which Parent or any of its Affiliates otherwise has, directly or indirectly, sole voting power.
          (c) Action by Stockholders Consent; Stockholders Meeting. If adoption of this Agreement by the Company’s stockholders is required under applicable Law, promptly following the Acceptance Time the Company shall (i) take all action necessary in accordance with applicable Law, the rules of the NYSE, the Company Charter and the Company Bylaws to (A) establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders for the purpose of voting on the adoption of this Agreement (the “Stockholders Meeting”) or (B) if Parent has notified the Company pursuant to Section 7.01(b) that it has elected to adopt this Agreement by executing the Parent Stockholders Consent, consummate the actions approved in the Parent Stockholders Consent, in each case as promptly as practicable, including preparing and filing with the SEC a proxy or information statement, as applicable, in connection with seeking the adoption of this Agreement by the Company’s stockholders at the Stockholders Meeting or in connection with consummating the Merger as approved in the Parent Stockholders Consent, as applicable (such proxy statement or information statement, together with all documents filed therewith, and as it may be amended or supplemented from time to time, the “Proxy/Information Statement”) and causing the Proxy/Information Statement to be mailed to the Company’s stockholders as promptly as practicable, (ii) (A) in the case of the Stockholders Meeting, cause such vote to be taken and completed as promptly as practicable and not postpone or adjourn such vote or Stockholders Meeting except to the extent required by Law or (B) in the case of the taking of action by written consent, cause the consummation of the actions approved in the Parent Stockholders Consent to become effective as promptly as practicable, and (iii) in the case of the Stockholders Meeting, use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and include in the Proxy/Information Statement the Company Recommendation. At the Stockholders Meeting, or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of their other Affiliates in favor of the adoption of this Agreement. From and after the Acceptance Time until the Effective Time, Parent, Merger Sub and their Affiliates shall at all times maintain ownership of shares of Common Stock equal to at least a majority of the then outstanding Common Stock.
          (d) Proxy/Information Statement. The Company shall afford Parent a reasonable opportunity to review and comment on the Proxy/Information Statement prior to its filing with the SEC, including any amendments or supplements thereto, and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent. The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy/Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy/Information Statement and shall provide Parent an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent. Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy/Information Statement from the SEC. To the extent required by applicable Law in good faith judgment of the Company, the Company shall, as promptly as reasonably practicable, prepare, file and distribute to its stockholders any supplement or amendment to the Proxy/Information Statement, as applicable, if any event shall occur that requires such action.
          (e) Short-Form Merger. If, at any time following the Acceptance Time, Parent and its Affiliates shall own, in the aggregate, at least 90% of the issued and outstanding shares of Common Stock (determined on a fully-diluted basis), the Parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any such shares held by Parent or its Affiliates, to cause the Merger to become effective as soon as possible after the Acceptance Time without the vote or consent of the Company’s stockholders in accordance with Section 253 of the DGCL.

          SECTION 7.02 Access to Information; Confidentiality. (a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including access to core samples, well logs and seismic data, in each case, that are in the possession of the Company or any of its Subsidiaries, and including for the purpose of planning for post-merger integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement in accordance with Article IX to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company or its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that no access or information pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made or deemed made by the Company herein; and provided, further, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such copies or other information to the extent that doing so would violate applicable Law or any contract or obligation of confidentiality owing to a third party or result in the loss of attorney-client privilege if, in the case of any such confidentiality contracts or obligations, the Company shall have used its reasonable best efforts to have obtained the consent of such third party to such access, copies or information. If any of the information or material furnished pursuant to this Section 7.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each of the Parties understands and agrees that the Parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. If, notwithstanding the foregoing, disclosure of such material or information would result in the loss of attorney-client privilege or violate applicable Law or any contract or obligation of confidentiality owing to a third party, the Parties will use reasonable best efforts to make appropriate substitute disclosure arrangements.
          (b) Parent, Merger Sub and the Company, as applicable, will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated as of June 22, 2011, between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.
          SECTION 7.03 No Solicitation. (a) (i) The Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall use reasonable best efforts to cause its other Representatives and employees not to, directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of providing information) any inquiry or proposal with respect to the making of, or the making of any offer that constitutes or is reasonably likely to lead to the making of, a Takeover Proposal (as defined below), (B) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding, or provide to any person any non-public information or data in connection with, or otherwise cooperate in any way with any person with respect to, any Takeover Proposal, (C) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent which would permit such person to make a Takeover Proposal, (D) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or (E) otherwise knowingly facilitate any effort or attempt by any person to arrange or consummate a Takeover Proposal. The Company will notify its officers and directors, and the financial advisors, attorneys, accountants or other advisors that are advising the Company as of the date of this Agreement with respect to the transactions contemplated hereby, of the restrictions imposed by the preceding sentence and instruct them to comply with those restrictions. The Company shall, and shall cause its Subsidiaries, its and their directors and officers, and cause its and their Representatives to (x) immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted prior to the date of this Agreement with respect to any Takeover Proposal, (y) immediately revoke or withdraw access of any person other than Parent and its Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to a Takeover Proposal and request from any persons other than Parent and its Representatives the prompt return or destruction of all non-public information with respect to the Company or its Subsidiaries previously furnished with respect to a Takeover Proposal and (z) take such action as is necessary to enforce any confidentiality or “standstill” provisions or provisions of similar effect to which it is a party which would permit such person to make a Takeover Proposal. For purposes of this Section 7.03, “person” means one person or a group (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of persons.
     (ii) Notwithstanding anything in the foregoing to the contrary, prior to the Acceptance Time, but not after, the Company may, either directly or through its Representatives, (A) provide information in response to a request therefor by a person that has made an unsolicited bona fide written Takeover Proposal after the date of this Agreement that did not result from a breach of Section 7.03(a)(i) if the Company receives from the person so requesting such information an executed confidentiality agreement in customary form and with terms no less restrictive to the other party than those contained in the Confidentiality Agreement (provided that such confidentiality agreement need not contain a provision that prohibits such person from making Takeover Proposals) and provides to Parent prior to or substantially concurrently with the delivery of such information to such person a copy of all such information that was not previously provided to Parent, (B) engage or participate in any discussions or negotiations with any person who has made such a Takeover Proposal or (C) after having complied with Section 7.03(c), approve, recommend or otherwise declare advisable, or propose to approve, recommend or declare advisable, such a Takeover Proposal (publicly or otherwise), if and only to the extent that before taking any of the actions described in (x) the preceding clauses (A), (B) or (C), the Company Board determines in good faith (after consultation with its outside legal counsel) that, in light of the terms and conditions of such Takeover Proposal and this Agreement, the failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) the preceding clauses (A) or (B), the Company Board has also determined in good faith based on the information then available (after consultation with its financial advisors) that such Takeover Proposal either is a Superior Proposal (as defined below) or is reasonably likely to lead to a Superior Proposal and (z) the preceding clause (C), the Company Board also determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Takeover Proposal is a Superior Proposal.
     (iii) For the purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent and its Affiliates), including any of the Company’s stockholders, relating to, or that could reasonably be expected to lead to, any of the following actions: (A) any direct or indirect acquisition, purchase, lease or license, in one transaction or a series of related transactions, of any assets (including Equity Securities of any Subsidiary of the Company) or businesses that constitute or contribute 15% or more of the Company’s consolidated revenues, net income or total assets or 15% or more of the total voting power of Equity Securities of the Company or any of its Subsidiaries whose assets, taken together, constitute, in the aggregate, more than 15% of the Company’s consolidated assets, (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of the total voting power of Equity Securities of the Company or (C) any merger, consolidation, business combination, recapitalization, issuance or amendment of securities, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute, in the aggregate, more than 15% of the Company’s consolidated assets, in each case other than the transactions contemplated by this Agreement.
     (iv) For the purposes of this Agreement, “Superior Proposal” means any unsolicited bona fide Takeover Proposal that provides for the acquisition of more than 50% of the total voting power of the Equity Securities of the Company or of any assets (including Equity Securities of any Subsidiary of the Company) or businesses that constitute or contribute 75% or more of the Company’s consolidated revenues, net income or total assets, and that the Company Board has reasonably determined in good faith after consultation with its outside legal counsel and financial advisors and after taking into account all legal, financial and regulatory aspects of such unsolicited bona fide Takeover Proposal (including the estimated time of completion) and the person making it (A) is likely to be consummated in accordance with its terms, (B) would result, if consummated, in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to such Takeover Proposal pursuant to Section 7.03(c)) and (C) is fully financed or, in the good faith judgment of the Company Board, is reasonably capable of being fully financed.
          (b) Neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw or modify or qualify, in any manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) make or cause to be made any public statement proposing or announcing an intention to withhold, withdraw or modify or qualify, in any manner adverse to Parent or Merger Sub, the Company Recommendation (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); provided the foregoing shall not prohibit accurate disclosure of factual information (and such disclosure shall not be deemed to be an Adverse Recommendation Change) regarding (x) the business, financial condition or results of operations of the Company or (y) the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal, to the extent, in the case of each of (x) and (y), (1) the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law and (2) any such disclosure includes the Company Recommendation without any modification or qualification thereof or discloses the continuation of the Company Recommendation without disclosing or effecting an Adverse Recommendation Change, or (ii) approve, adopt or recommend, resolve or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any acquisition agreement, merger agreement, confidentiality agreement, exclusivity agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or other similar Contract (whether or not creating a legally binding obligation) relating to a Takeover Proposal, other than a confidentiality agreement referred to in Section 7.03(a) (each, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to (but not after) the Acceptance Time and subject to the prior compliance with the requirements of Section 7.03(c), (x) the Company Board may make an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) the Company may terminate this Agreement in accordance with Section 9.01(g) and execute or otherwise enter into an Alternative Acquisition Agreement providing for a Superior Proposal. No Adverse Recommendation Change shall change the approval of this Agreement, and no Adverse Recommendation Change shall have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Offer and the Merger).
          (c) Notwithstanding anything herein to the contrary, no Adverse Recommendation Change shall be made pursuant to Section 7.03(b) nor shall the Company be permitted to take any action pursuant to Section 9.01(g) unless (i) (A) in the case of an Adverse Recommendation Change, the Company shall have provided Parent with written notice at least 72 hours prior to making such Adverse Recommendation Change specifying in reasonable detail the reasons therefor (including, in the case of a Superior Proposal, the information required by the immediately following clause (B)) or (B) in the case of any action to be taken by the Company pursuant to Section 9.01(g), the Company provides written notice to Parent stating that it intends to enter into an Alternative Acquisition Agreement providing for a Superior Proposal, which written notice shall be delivered to Parent at least 72 hours prior to the date the Company intends to enter into such Alternative Acquisition Agreement and shall attach the most current version of such Alternative Acquisition Agreement and, to the extent not contained in such version, shall set forth the identity of the person making the Superior Proposal and all the material terms and conditions of such Superior Proposal in reasonable detail (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Superior Proposal shall require a new written notice by the Company to Parent in compliance with this clause (B)), (ii) during such 72-hour period, if requested by Parent, the Company shall, and shall cause its Representatives to be available to, engage in good faith negotiations with Parent to make such adjustments to the terms and conditions of this Agreement as would eliminate the need for such Adverse Recommendation Change or the taking by the Company of any action pursuant to Section 9.01(g), as applicable, (iii) in the case of an

Adverse Recommendation Change that is the result of a Superior Proposal or the taking of any action by the Company pursuant to Section 9.01(g), the Company Board shall consider in good faith any proposal by Parent to adjust the terms and conditions of this Agreement during such 72-hour period, and at the end of such 72-hour period, the Company Board determines in good faith (after consulting with and receiving the advice of outside legal counsel and the Company’s financial advisor) that the Superior Proposal continues to constitute a Superior Proposal (even if such proposed adjustments were to be given effect).
          (d) In addition to the obligations of the Company set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c), the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing if (i) any Takeover Proposal is received by the Company (or there are any material changes to the terms thereof) or (ii) any non-public information or any discussions or negotiations are requested in respect of any Takeover Proposal and, in the case of both clauses (i) and (ii), the identity of the person making the Takeover Proposal or such request and include a written summary of the material terms and conditions of any such Takeover Proposals or requests that are not made in writing and copies of any Takeover Proposals or requests made in writing. The Company shall keep Parent informed (on a reasonably current basis as determined by the circumstances) in all material respects of the status and details of any Takeover Proposal and the status of any discussions or negotiations. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any person following the date of this Agreement that prohibits the Company from providing such information to Parent or otherwise complying with the terms of this Agreement.
          (e) Nothing contained in this Section 7.03 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act, or making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that in no event shall any such requirement eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Section 7.03; and provided, further, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Takeover Proposal, unless in each case, in connection therewith, the Company Board (or any committee thereof) effects an Adverse Recommendation Change in accordance with the terms of this Agreement (including Section 7.03(c)).
          SECTION 7.04 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable hereunder and applicable Law to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable; provided, however, that nothing in this Section 7.04 or elsewhere herein shall require, or be construed to require, Parent or any of its Affiliates to (nor shall the Company, without the prior written consent of Parent, be permitted to, in connection with the matters contemplated by this Section 7.04) (A) (1) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or to hold separate pending any such action or (2) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of, or to hold separate, in each case before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or (B) take or agree to take any other action, or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to own, retain or make changes in, any assets, licenses, operations, rights, product lines, businesses or interests of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation or the Company, except, in the case of either of the foregoing clauses (A) or (B), to the extent such action or actions would not reasonably be expected to, individually or in the aggregate, (x) restrict in any material respect or otherwise negatively and materially impact the operation or ownership by Parent, the Surviving Corporation, the Company and/or any of their respective Subsidiaries or Affiliates of the Shares, businesses or assets of the Surviving Corporation, the Company and/or their Subsidiaries, taken as a whole or (y) restrict in any material respect or otherwise negatively and materially impact the operations, businesses or assets of Parent and its Affiliates (excluding the Company and its Subsidiaries), taken as a whole (it being agreed and understood that materiality for purposes of this clause (y) shall be determined assuming Parent and its Affiliates, taken as a whole, were the size of the Company and its Subsidiaries, taken as a whole) (any actions described in clauses (A) or (B) of this proviso that would reasonably be expected to, individually or in the aggregate, have the effects described in clauses (x) or (y) of this proviso being collectively referred to herein as “Adverse Regulatory Effects”). In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (ii) make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable, (iii) obtain as promptly as practicable all consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any Governmental Entity that are necessary or advisable under or in respect of any Antitrust Laws in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the foregoing without the imposition of any adverse conditions, limitations, requirements or other restrictions that would apply after the Acceptance Time or the Closing, (iv) obtain as promptly as practicable all other consents, approvals, waivers, permits, clearances and other actions of or by any Governmental Entity or third party that are necessary or required in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement and (v) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any other Antitrust Laws. If the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “DOJ”) issues a request for additional information and documentary material (a “Second Request”) under the HSR Act in relation to the Offer, the Merger and the other transactions contemplated by this Agreement, each of the Company and Parent shall use reasonable best efforts to limit the scope of such Second Request but in any event shall comply with such Second Request as promptly as practicable and otherwise to respond to and seek to resolve any requests for information, documents, data or testimony made by the FTC or the DOJ under the HSR Act.

          (b) To the extent permissible under applicable Law and subject to Section 7.04(c), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall in connection with the reasonable best efforts referenced in Section 7.04(a), (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other and/or its counsel informed of any communication received from, or given to, the FTC, the DOJ or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement and (iii) permit the other and/or its counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other and/or its counsel the opportunity to attend and participate in such meetings and conferences.
          (c) Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 7.04, it is agreed that Parent, after consulting with the Company and considering the Company’s views in good faith, shall take the lead in communicating with any Governmental Entity and developing strategy for responding to any investigation or other inquiry by any Governmental Entity under the HSR Act or other applicable Law, and, subject to its obligations under Section 7.04(a), shall make all final decisions with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other Actions challenging, the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement. At Parent’s request, the Company agrees to use reasonable best efforts to take all actions Parent reasonably requests in order to obtain any actions, consents, undertakings, approvals or waivers by or from any Governmental Entity for or in connection with, and to assist Parent in litigating or otherwise contesting any objections to or proceedings or other Actions challenging, the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement. If a Governmental Entity requests a meeting with the Company, the Company shall not permit any of its Representatives to participate in any such meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other matters related to this Agreement or the transactions contemplated by this Agreement unless the Company consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent the opportunity to attend and lead the discussions at such meeting. The Company agrees that, at the sole discretion and direction of Parent (and at Parent’s expense), it shall agree to any and all divestitures or other remedies relating to itself or any of its Subsidiaries that are necessary to ensure the termination or expiration of the waiting period under the HSR Act or the obtaining of any other approvals or consents required from any Governmental Entity under any applicable Antitrust Law to consummate the Offer, the Merger and the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.04(c) shall obligate the Company to agree to any such divestiture or any other remedy not conditioned on the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

          (d) Without limiting the provisions of Section 7.04, the Company, Parent and Merger Sub shall jointly prepare and promptly (and in any event no later than July 18, 2011) file the CFIUS Notice, and shall furnish any supplemental information requested therewith requested by CFIUS in connection therewith pursuant to Section 721 of the U.S. Defense Production Act of 1950, as amended (50 U.S.C. App. § 2170) (“Section 721”), and the applicable regulations related thereto.
          (e) The Company shall use reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, to take all actions reasonably requested by Parent to commence the process of obtaining waivers from FERC and consents from any and all third parties that Parent may determine are necessary to facilitate the transfer of pipeline capacity following the Closing between any of Parent, the Surviving Corporation and their Affiliates.
          (f) The Company and Parent shall promptly advise the other Party orally and in writing, including if applicable providing copies, of any written notice from any Governmental Entity alleging that the consent or approval of such Governmental Entity is required to consummate the transactions contemplated by this Agreement or written notice from any other person alleging that the consent of such person is required to consummate the transactions contemplated by this Agreement. This Section 7.04(f) shall not constitute a covenant or agreement of the Company for purposes of the Tender Offer Condition set forth in clause (4) of Exhibit A or Section 9.01(c) or a covenant or agreement of Parent for the purposes of Section 9.01(d).
          SECTION 7.05 Directors’ and Officers’ Indemnification and Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to (i) indemnify and hold harmless each individual that, as of the Effective Time, is a present or former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”), from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by such individual in connection with any Action arising out of matters existing or occurring at or prior to the Effective Time or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries or a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise, whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), to the fullest extent that the Company would have been permitted under applicable Law, the Company Charter and the Company Bylaws, in each case as in effect on the date of this Agreement, and Parent shall, or shall cause the Surviving Corporation to, advance expenses incurred by such individual in connection therewith to the fullest extent permitted under applicable Law as long as such individual provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the Company Charter and/or the Company Bylaws shall be made by independent counsel selected by the Surviving Corporation and (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of the Company, contained in the Company Charter and the Company Bylaws of the Company, each as in effect as of the date of this Agreement.
          (b) Any Indemnified Party wishing to claim indemnification under Section 7.05(a) with respect to any Action shall notify Parent of such Action promptly after becoming aware thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices the indemnifying party.
          (c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation shall expressly assume the obligations set forth in this Section 7.05.
          (d) Prior to the Effective Time, the Company shall, in consultation with Parent, and, if the Company is unable to, Parent shall (or shall cause the Surviving Corporation to), as of the Effective Time, obtain and fully pay for “tail” prepaid insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for the Indemnified Parties, with terms, conditions, retentions and levels of coverage at least as favorable, in the aggregate, as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation, after the Effective Time to maintain such policies in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. If the Company fails to obtain such “tail” prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the Indemnified Parties, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of this Agreement); provided, however, that in no event will Parent or the Surviving Corporation be required, and the Company shall not be permitted, to expend for such policies pursuant to this Section 7.05 an annualized premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance and if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall, and the Company may, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (e) The provisions of this Section 7.05 are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise, including any indemnification agreements in effect as of the date of this Agreement. From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 7.05 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their heirs and representatives) to whom this Section 7.05 applies without the consent of such affected Indemnified Party.
          SECTION 7.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or the rules of, any national securities exchange or national securities quotation system. Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by Parent and the Company.
          SECTION 7.07 Stockholder Actions. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Action against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
          SECTION 7.08 Employee Matters. (a) From the Effective Time until December 31, 2012, Parent shall provide, or shall cause the Surviving Corporation to provide, (i) to each then current employee of the Company and its Subsidiaries (each, a “Company Employee,” and collectively, the “Company Employees”), (1) an annual rate of base salary or wages and (2) annual cash bonus opportunities that are at least equal to the annual rate of base salary or wages and annual cash bonus opportunities, respectively, payable to such Company Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) to the Company Employees, as a whole, benefits (other than equity compensation) that are substantially comparable, in the aggregate, to the benefits provided to the Company Employees immediately before the Effective Time.
          (b) For purposes of vesting, eligibility to participate and, for purposes of determining severance and vacation benefits only, level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, for purposes of qualifying for subsidized early retirement or retiree medical or life benefits or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans (including Parent’s severance plan) to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); provided, however, and notwithstanding anything herein to the contrary, no Company Employee who is entitled to severance benefits upon termination pursuant to any written severance plan or past practice of the Company or its Subsidiaries or under the retention, or any other, agreements entered into with certain executives, officers and other employees shall be eligible to participate in Parent’s severance plan, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits and/or short- or long-term disability or life insurance benefits to any Company Employee, Parent shall use its reasonable efforts to cause, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent, and shall use its reasonable efforts to cause, any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (c) The Company has provided Parent with a copy of its initial communication materials for dissemination and communication to the Company’s directors, officers and employees pertaining to business operations and employment matters (including compensation or benefit matters) that are affected by the transactions contemplated by this Agreement. Prior to making any written or material, broad based oral communications to the directors, officers or employees of the Company or any of its Subsidiaries that would be a material change to the substance of such initial communication materials, the Company shall reasonably consult with Parent prior to making such change. Prior to making any broad based email communication or any postings on the Company’s internal website, the Company shall provide Parent with a copy of the proposed communication and allow Parent a reasonable period of time to review and comment on such mutually agreeable communication.
          (d) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 7.08 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (x) maintain any particular Company Benefit Plan or New Plan or (y) retain the employment of any particular employee.
          SECTION 7.09 Company Indebtedness. (a) Revolving Credit Agreements. Prior to the Acceptance Time, the Company shall, with Parent’s cooperation, use reasonable best efforts to take all such actions as are necessary and appropriate to obtain at the Acceptance Time pay-off letters in a form reasonably satisfactory to Parent, evidencing the amount (the “Pay-off Amount”) necessary to pay-off, at the Acceptance Time, all existing indebtedness and other obligations under (i) the Fifth Amended and Restated Senior Revolving Credit Agreement dated August 2, 2010, among the Company, BNP Paribas, as administrative agent, Bank of America, N.A. and Bank of Montreal, as co-syndication agents, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Royal Bank of Canada and Barclays Bank PLC, as co-documentation agents and the other lenders signatory thereto (the “Company Credit Agreement”), and (ii) the Revolving Credit Agreement dated July 1, 2011, among EagleHawk Field Services LLC, Wells Fargo Bank, N.A., as administrative agent and the other lenders signatory thereto (the “EagleHawk Credit Agreement” and, together with the Company Credit Agreement, the “Revolving Credit Agreements”). The Company shall also, upon Parent’s written request and at Parent’s expense, use reasonable best efforts to commence one or more solicitations of consents of lenders under the Revolving Credit Agreements to certain waivers or amendments, as specified by Parent, to the covenants, default conditions and/or other provisions contained in the Revolving Credit Agreements and other documents executed in connection therewith. At or prior to the Acceptance Time, Parent shall, or shall cause one of its Subsidiaries to, either (i) have obtained from the Company the necessary consents of lenders under the Revolving Credit Agreements to such waivers or amendments as are necessary to permit the consummation of the actions contemplated by this Agreement, including the Offer, the acquisition of the tendered Shares and the Merger, without triggering an “Event of Default” or other default, acceleration or mandatory prepayment under the Revolving Credit Agreements or (ii) (A) pay, on behalf of the Company, the Pay-off Amount to an account or accounts designated by the applicable administrative agents under the Revolving Credit Agreements and (B) provide, on behalf of the Company, such other funds or backstop letters of credit as may be necessary to satisfy the conditions precedent to termination of the Revolving Credit Agreements under the pay-off letters, such payments and provisions to be loans to, or otherwise for the account of, the Company on terms reasonably satisfactory to Parent and the Company.
          (b) Indentures. The Company shall, promptly upon Parent’s written request following the Acceptance Time, use reasonable best efforts to (i) commence one or more cash tender offers (each, a “Change of Control Offer”) to purchase all of the Company’s 7.875% Senior Notes due 2015, the Company’s 10.5% Senior Notes due 2014, the Company’s 7.25% Senior Notes due 2018 and/or the Company 6.25% Senior Notes due 2019 (collectively, the “Notes”), which Change of Control Offer(s) shall be made in accordance with applicable Law, the written terms and conditions provided from time to time by Parent to the Company and the terms and conditions of the Indenture dated as of May 13, 2008, the Indenture dated as of January 27, 2009, the Indenture dated as of August 17, 2010 and the Indenture dated as of May 20, 2011, in each case between the Company and U.S. Bank Trust National Association and as amended through the date of this Agreement (collectively, the “Indentures”), as applicable, including Section 4.11 thereof, (ii) effect a redemption (each, an “Optional Redemption”) of one or more series of the Notes in accordance with applicable Law, the written terms and conditions provided from time to time by Parent to the Company and the terms and conditions of the Indenture(s) governing such Notes, including Section 3.7 thereof and/or (iii) commence one or more solicitations (each, a “Consent Solicitation”) of consents of holders of one or more series of the Notes to certain waivers and/or amendments, as specified by Parent, to the covenants and/or other provisions contained in the Indenture(s) governing such Notes. Prior to the Acceptance Time, the Company shall, with Parent’s cooperation, use reasonable best efforts take all such actions as are necessary and appropriate to commence or effect, as applicable, the Change of Control Offers, the Optional Redemptions and the Consent Solicitations promptly following the Acceptance Time in accordance with this Section 7.09(b), including preparation of all necessary documentation as approved by Parent. Parent shall provide, or cause to be provided, the requisite amount of funds to the Company to consummate a Change of Control Offer and, if applicable, an Optional Redemption on terms and conditions as may reasonably be agreed in compliance with applicable Law and the applicable Indenture(s). The Company shall not, without Parent’s prior written consent, modify any of the terms of, or waive any condition to, a Change of Control Offer, Optional Redemption or Consent Solicitation or enter into any arrangements in connection with a Change of Control Offer, Optional Redemption or Consent Solicitation (including any engagement or similar agreements with any dealer manager, information agent, depository or other agent). The Company agrees to use reasonable best efforts to provide all documentation (including by using reasonable best efforts to cause the appropriate person(s) to provide any required certificates or customary legal opinions) to the trustee required by the terms of the applicable Indenture(s) in connection with any Change of Control Offer, Optional Redemption or Consent Solicitation.
          (c) ISDAs. Prior to the Acceptance Time, the Company shall, with Parent’s cooperation, use reasonable best efforts to take all such actions as are necessary and appropriate to obtain, from each of the counterparties to the International Swaps and Derivatives Association (ISDA) Master Agreements relating to derivatives that are open as of the Acceptance Time, waivers to the effect that the consummation of the transactions contemplated by this Agreement, including the actions to be taken pursuant to Section 7.09(a) with respect to the Revolving Credit Agreements, shall not result in any violation or breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, each such ISDA master agreements.
          (d) General. Parent shall ensure that at the Acceptance Time or the Effective Time, as the case may be, the Company or the Surviving Corporation, respectively, has, or will be provided with, all funds necessary in connection with any such pay-off of the Revolving Credit Agreements, Change of Control Offer, Optional Redemption or Consent Solicitation or the obtaining of any such waivers pursuant to Section 7.09(c) and agrees that the none of the Company, its Subsidiaries or its or their representatives shall incur any liability to any person prior to the Acceptance Time with respect to such matters unless Parent provides an appropriate indemnity with respect thereto. Parent and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such pay-off of the Revolving Credit Agreements (or waiver or amendment thereof as specified in Section 7.09(a)), Change of Control Offer, Optional Redemption or Consent Solicitation or the obtaining of any such waivers pursuant to Section 7.09(c) is a condition to Parent’s or Merger Sub’s obligations to consummate the Offer, Merger and the other transactions contemplated by this Agreement.
          SECTION 7.10 NYSE Delisting. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the shares of Common Stock to no longer be listed or quoted on the NYSE as promptly as practicable after the Effective Time and to be deregistered under the Exchange Act as soon as practicable following such delisting.

          SECTION 7.11 Takeover Laws. If any state takeover Law or similar Law is or may become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall take such actions as are necessary so that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.
          SECTION 7.12 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act. Prior to taking the actions required by this Section 7.12, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent.
          SECTION 7.13 Section 16 Matters. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of Equity Securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act, as described in the SEC No-Action Letter dated January 12, 1999 in respect of the application of Rule 16b-3. Prior to taking the actions required by this Section 7.13, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent.
ARTICLE VIII
CONDITIONS
          SECTION 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by such Party on or prior to the Closing of the following conditions:
          (a) Stockholder Approval. If required by applicable Law, the Company Stockholder Approval shall have been obtained.

          (b) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action that is in effect and makes illegal, restrains, enjoins or otherwise prohibits consummation of the Merger on the terms contemplated by this Agreement (any Law or Order which is in effect and makes illegal, restrains, enjoins or otherwise prohibits the Offer or the consummation of the Offer, the Merger or the other transactions contemplated hereby on the terms contemplated by this Agreement, collectively, “Restraining Orders”).
          (c) Purchase of Shares in the Offer. Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
          SECTION 9.01 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (whether before or after the Company Stockholder Approval shall have been obtained, if applicable):
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:
               (i) if the Acceptance Time shall not have occurred on or before January 17, 2012 (as it may be extended as set forth below, the “Outside Date”); provided, however, that if as of January 17, 2012, the Regulatory Conditions (as defined in Exhibit A) are not satisfied but all of the other Tender Offer Conditions shall have been satisfied or waived (other than the Minimum Condition and the delivery of the certificates referenced in clause (5) of Exhibit A, which certificates only need to be capable of being delivered) and the Regulatory Conditions remain capable of being satisfied or waived, then the Outside Date may be extended until March 17, 2012 at the election of Parent or the Company by written notice to the other Party; provided further that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated at such time; or
               (ii) if (A) CFIUS has recommended that the President prohibit the transactions contemplated by this Agreement and the President has taken action in accordance with such recommendation pursuant to Section 721 or (B) a Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable Restraining Order or shall have imposed or required, by any final and non-appealable action, any condition or restriction in connection with obtaining any Order necessary to satisfy the Regulatory Conditions, which conditions or restrictions result, individually or in the aggregate, in any Adverse Regulatory Effect;
          (c) by Parent, prior to (but not after) the Acceptance Time, if the Company shall have breached or failed to comply with any of its covenants or agreements set forth herein or any of its representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (A) would give rise to a failure of any Tender Offer Condition to be satisfied (assuming, in the case of any untruth, that such subsequent date was the Expiration Date) and (B) is not capable of being cured prior to the Outside Date or, if capable of being cured, shall not have been cured by the Company by the earlier of (x) the Outside Date and (y) the 30th calendar day following receipt of written notice of such breach, failure to perform or untruth from Parent;
          (d) by the Company, prior to (but not after) the Acceptance Time, if Parent or Merger Sub shall have breached or failed to comply with any of its covenants or agreements set forth herein or any of its representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform (i) would give rise to a Parent Material Adverse Effect (assuming, in the case of any untruth, that such subsequent date was the Expiration Date) and (ii) is not capable of being cured prior to the Outside Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub, as applicable, by the earlier of (A) the Outside Date and (B) the 30th calendar day following receipt of written notice of such breach, failure to perform or untruth from the Company;
          (e) by the Company, if Merger Sub fails to commence the Offer on or prior to July 28, 2011 or if Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement;
          (f) by Parent prior to (but not after) the Acceptance Time, if (i) the Company Board has made an Adverse Recommendation Change, (ii) the Company Board shall have failed to publicly reaffirm the Company Recommendation (it being agreed and understood that for purposes of this Section 9.01(f) a public statement of the type contemplated by clause (2) of the proviso to clause (i) of Section 7.03(b) shall be considered a public reaffirmation of the Company Recommendation) within 10 business days after receipt of a written request by Parent to provide such reaffirmation following the public announcement of a Takeover Proposal or a Takeover Proposal otherwise becoming publicly known (which request may only be made once with respect to any such Takeover Proposal), (iii) the Company shall have failed to include in the Schedule 14D-9 when mailed the Company Recommendation, (iv) the Company shall have intentionally and materially breached its obligations under Section 7.03 or (v) a tender offer or exchange offer for the Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that the Company’s stockholders tender their Shares into such tender or exchange offer or, within 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) from the date of the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to make an unqualified recommendation that its stockholders not tender their Shares into such offer; or
          (g) by the Company, prior to (but not after) the Acceptance Time, if (i) the Company has not breached its obligations under Section 7.03 in any material respect, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive Alternative Acquisition Agreement providing for a Superior Proposal, (iii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee (as defined in Section 9.02(b)) and

(iv) the Company enters into such Alternative Acquisition Agreement substantially concurrently with such termination.
          SECTION 9.02 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party hereunder, other than the provisions of Section 4.23 and Section 5.07, the second and third sentences of Section 7.02(a), Section 7.02(b), this Section 9.02 and Article X, which provisions (including the definitions of the defined terms used therein) shall survive such termination; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from the willful and material breach by a Party of any of its representations, warranties, covenants or agreements set forth herein. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.
          (b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.01(f) or (ii) by the Company pursuant to Section 9.01(g), then the Company shall pay Parent a fee equal to $395,000,000 (the “Termination Fee”) by wire transfer of same-day funds no later than (x) in the case of a termination referred to in the foregoing clause (i), the second business day following the date of such termination or (y) in the case of a termination referred to in the foregoing clause (ii), prior to or concurrently with such termination.
          (c) In the event that a Takeover Proposal shall have been made known to the Company Board or the senior executives of the Company or shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal (and such Takeover Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least 10 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) prior to the date on which this Agreement is terminated), and (i) thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 9.01(b)(i) or (B) by Parent pursuant to Section 9.01(c) and (ii) if at any time prior to the date that is 12 months after the date of any such termination, the Company or any of its Subsidiaries enters into any definitive Contract providing for, or the Company Board or the Company approves, or recommends to its stockholders, any Takeover Proposal or any Takeover Proposal is consummated (in each case regardless of whether such Takeover Proposal was made or consummated before or after termination of this Agreement), then the Company shall pay to Parent, by wire transfer of same-day funds, the Termination Fee not later than two business days after the date of the first to occur of the event(s) referred to in clause (ii) of this Section 9.02(c); provided, however, that for purposes of the foregoing a Takeover Proposal shall not be deemed to have been “publicly withdrawn” by any person if, within 12 months after any such termination, the Company or any of its Subsidiaries enters into a definitive Contract providing for, or the Company Board or the Company approves, recommends to its stockholders or does not oppose, a Takeover Proposal made by or on behalf of such person or any of its Affiliates or any such Takeover Proposal is consummated. Solely for purposes of this Section 9.02(c), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 7.03(a) except that all references to “15% or more” therein shall be deemed to be references to “a majority.”
          (d) The Company acknowledges and agrees that the agreements contained in Section 9.02(b) and Section 9.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 9.02(b) or Section 9.02(c), and, in order to obtain such payment, Parent commences a suit against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made. In the event of a termination of this Agreement under the circumstances giving rise to payment by the Company of the Termination Fee, any payment by the Company of such Termination Fee (together with payment of any additional costs and expenses that may be required to be paid under this Section 9.02(d)) shall be the sole and exclusive remedy of Parent and its Affiliates for damages against the Company with respect to this Agreement and the transactions contemplated hereby other than with respect to a willful and material breach of this Agreement by the Company. In no event shall the Company be required to pay any amounts due to Parent pursuant to this Section 9.02 on more than one occasion.
ARTICLE X
GENERAL PROVISIONS
          SECTION 10.01 Non-survival. None of the representations, warranties, covenants and agreements contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that any covenant or agreement of the Parties herein that by its terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with its terms.
          SECTION 10.02 Amendment; Extension; Waiver. Subject to applicable Law, this Agreement may be amended by the Parties at any time prior to the Effective Time by an instrument in writing signed by each Party. At any time prior to the Effective Time, each of Parent and Merger Sub, on the one hand and the Company, on the other hand, may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other or any of the conditions for its benefit contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights hereunder or applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder preclude any other or further exercise of such rights or any other rights hereunder or applicable Law.

          SECTION 10.03 Fees and Expenses. Except as provided in Section 9.02, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
          SECTION 10.04 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)	if to Guarantor, Parent or Merger Sub, to:

BHP Billiton Petroleum (North America) Inc. 1360 Post Oak Boulevard, Suite 150 Houston, TX 77056 Fax: (713) 961-8680 Attention: Alex Archila

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Fax: (212) 558-3588 Attention: James C. Morphy Krishna Veeraraghavan

and

Morgan, Lewis & Bockius LLP 1000 Louisiana Street, Suite 4000 Houston, TX 77002-5006 Fax: (713) 890-5001 Attention: David F. Asmus Michael R. King

(b)	if to the Company, to:

Petrohawk Energy Corporation 1000 Louisiana Suite 5600 Houston, TX 77002 Fax: (832) 204-2872 Attention: David S. Elkouri

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Fax: (212) 455-2502 Attention: Lee A. Meyerson Eric M. Swedenburg
     Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving Party upon (i) if delivered personally, actual receipt, (ii) if sent by registered or certified mail, three business days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one business day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next business day after deposit with the overnight courier.
          SECTION 10.05 Certain Definitions. For the purposes of this Agreement:
     “Actions” means actions, suits, claims, allegations, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations, whether civil, criminal, administrative or otherwise.
     “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
     “Antitrust Law” means the U.S. Sherman Act, as amended, the U.S. Clayton Act, as amended, the HSR Act, the U.S. Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, Orders, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     “business day” means any day other than Saturday, Sunday or any other day on which commercial banks are authorized or required by Law or executive order to be closed in New York City, the City of London or Sydney, Australia.
     “Contract” means, with respect to any Person, any loan, credit agreement, bond, debenture, note, mortgage, indenture, Lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto, to which such Person or its Subsidiaries is a party.

     “Convertible Securities” means, with respect to any person, any securities, options, warrants or other rights of, or granted by, such person or any of its Affiliates that are convertible into, or exercisable or exchangeable for, any Equity Securities of such person or any of its Affiliates.
     “Equity Securities” means, with respect to any person, any capital stock of, or other equity interests in, such person.
     “Governmental Entity” means any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.
     “Knowledge” means, with respect to any matter in question, the actual knowledge of any of those persons set forth in Section 10.05(i) of the Company Disclosure Schedule after reasonable inquiry.
     “Law” means any federal, state, local or foreign statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.
     “Material Adverse Effect” means any change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, other than (i) any such change, effect, occurrence or circumstance to the extent resulting from (A) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (B) changes in applicable Law or the interpretation thereof, (C) changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries in the United States (including changes in oil, gas or other commodity prices), (D) changes in GAAP or the interpretation thereof, (E) changes resulting from the negotiation, execution or announcement of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Parent hereunder (provided, however, that the exceptions in this clause (E) shall not apply to any representation or warranty contained in Sections 4.04 or 4.05 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance or obligations or satisfaction of conditions under this Agreement), (F) except for any requirement to operate in the ordinary course of business, the taking of any action as required by, or refraining from taking of any action as required by, this Agreement, or (G) any outbreak, escalation or occurrence after the date of this Agreement of major hostilities or any acts of terrorism, and earthquakes, tornados, hurricanes, floods, droughts or other natural disasters; provided, however, that the foregoing clauses (A), (B), (C), (D) and (G) shall not apply to the extent that any such change, effect, occurrence or circumstance materially and disproportionately impacts the Company and its Subsidiaries, taken as a whole, compared to other participants engaging principally in the exploration and development of oil and gas in shale and tight sands formation in the United States, or (ii) any failure, in and of itself, of the Company to meet any internal or analyst projections, forecasts or estimates of revenue, earnings or other operating metrics for any period or any decrease in the market price or trading volume of the shares of Common Stock (provided, however, that the exception in this clause (ii) shall not apply to the underlying causes of any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred).
     “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity, whether temporarily, preliminarily or permanently in effect.
     “Parent Material Adverse Effect” means any change, effect, occurrence or circumstance that, individually or in the aggregate, impairs or would reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.
     “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established and included in the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents filed prior to the date of this Agreement, (ii) Liens affecting the interest of the grantor of any easements benefitting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon or the value of such real property, (iii) statutory Liens of landlords with respect to leased real property, (iv) in the case of Oil and Gas Leases, the lessor’s Production Burdens, (v) Liens reflected in the Company’s consolidated balance sheets included in or incorporated by reference into the Company SEC Documents filed prior to the date of this Agreement, (vi) Liens in favor of vendors, carriers, warehousemen, mechanics, materialmen, repairmen, construction or similar Liens or other encumbrances arising by operation of applicable Law, in each case for amounts not yet delinquent, (vii) Liens created under joint operating agreements, participation agreements or development agreements, in each case for amounts not yet delinquent, (viii) in the case of real property, in addition to items in clauses (i), (ii), (iii) and (iv), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries or materially impair the value of such assets and (ix) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of Oil and Gas Interests, that would not reduce the net revenue interest, or increase the working interest, of the Company or any of its Subsidiaries in any Oil and Gas Lease and that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted or the value of such assets.

     “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     “Subsidiary” of any person, means any person (i) of which such person, directly or indirectly, owns securities or other equity interests representing more than 50% of the aggregate voting power of all such securities or equity interests or (ii) of which a person possesses the right to elect more than 50% of the directors or persons holding similar positions.
          SECTION 10.06 Interpretation. When a reference is made herein to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The words “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement, as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and Exhibit A. References to “U.S.” and “United States” refer to the United States of America and “$” refers to United States Dollars. All terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies they may otherwise have under applicable Law. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers, and the Parties and their counsel and other advisers have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
          SECTION 10.07 Consents and Approvals. For any matter hereunder requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing and signed by such Party.
          SECTION 10.08 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be considered an original instrument and all of which shall together constitute the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

          SECTION 10.09 Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.
          (b) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other in accordance with, and subject to the terms of, this Agreement, that there are no third-party beneficiaries of this Agreement (other than the Indemnified Parties with respect to Section 7.05) and that this Agreement is not intended to, and does not, confer upon any person other than the Parties (and other than the Indemnified Parties with respect to Section 7.05) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third-party beneficiaries under Section 7.05 shall not arise unless and until the Effective Time occurs. The representations and warranties herein are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.02 without notice or liability to any other person. In some instances, the representations and warranties herein may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties herein as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          SECTION 10.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
          SECTION 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void; provided, however, that Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; and provided, further, that no such assignment shall relieve Merger Sub of any of its obligations under this Agreement or may be made if it would materially impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

          SECTION 10.12 Specific Enforcement; Consent to Jurisdiction. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby irrevocably consents and submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the Federal courts of the United States located in the State of Delaware (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to herein and the transactions contemplated by this Agreement (collectively, the “Agreed Issues”) and waives, and agrees not to assert, as a defense in any Action in an Agreed Court with respect to the Agreed Issues that such Party is not subject thereto or that such Action may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the Parties irrevocably agree that all claims with respect to any Action with respect to the Agreed Issues shall be heard and determined only in an Agreed Court. The Parties hereby consent to and grant to each Agreed Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.04 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
          SECTION 10.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.13.
          SECTION 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Subject to the foregoing, if any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable, (a)

a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
          SECTION 10.15 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
          SECTION 10.16 Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to the Company the full and timely performance by Parent and Merger Sub of their respective obligations under this Agreement, and agrees to take all actions that apply to Affiliates of Parent and Merger Sub under this Agreement. The Guarantor hereby (i) agrees to take all action necessary to cause Parent or Merger Sub, as applicable, to pay and perform their obligations under this Agreement, (ii) makes the representations and warranties set forth in Sections 5.01, 5.02 and 5.03, with respect to itself, and (iii) acknowledges and agrees that the terms of this Article X shall apply to the Guarantor as if it were a Party.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the Parties and the Guarantor have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BHP BILLITON PETROLEUM (NORTH AMERICA) INC.
By:	/s/ David Powell
	Name:	David Powell
	Title:	Vice President

NORTH AMERICA HOLDINGS II INC.
By:	/s/ David Powell
	Name:	David Powell
	Title:	Vice President

BHP BILLITON LIMITED
By:	/s/ J. Michael Yeager
	Name:	J. Michael Yeager
	Title:	Chief Executive Petroleum

PETROHAWK ENERGY CORPORATION
By:	/s/ Floyd C. Wilson
	Name:	Floyd C. Wilson
	Title:	Chairman and Chief Executive Officer

[signature page of Merger Agreement]

EXHIBIT A
CONDITIONS TO THE OFFER
     Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (i) there shall be validly tendered and not withdrawn prior to the Expiration Date that number of Shares that represents at least a majority of the outstanding shares of Common Stock on a fully diluted basis as of the Expiration Date (assuming the issuance of all shares of Common Stock issuable upon the exercise of all outstanding Company Stock Options, Company SARs, warrants and other rights to purchase shares of Common Stock) (such condition, the “Minimum Condition”) and (ii) (a) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated (such condition, the “HSR Condition”) and (b) (x) CFIUS shall have issued a letter to the Parties pursuant to 31 C.F.R. part 800, subpart D, stating a determination that either (A) it has determined that the transactions contemplated by the Agreement are not “covered transactions” under Section 721 or (B) there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and action under Section 721 is therefore concluded or (y) CFIUS shall have recommended that the President prohibit the transactions contemplated by this Agreement and the President shall have rejected such recommendation of CFIUS and shall have announced, pursuant to clause (d) of Section 721, a decision not to exercise authority under Section 721 with respect to such transactions (such condition, together with the HSR Condition, the “Regulatory Conditions”). In addition, and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the then scheduled Expiration Date:
          (1) (i) there shall be pending any Action by any Governmental Entity of competent jurisdiction (A) seeking a Restraining Order or (B) seeking to impose, or requiring that the Parties agree to, any conditions, restrictions or other measures necessary to satisfy the Regulatory Conditions that would result, individually or in the aggregate, in any Adverse Regulatory Effect or (ii) there shall (x) be in effect any Restraining Order or (y) have been imposed by any Governmental Entity of competent jurisdiction any conditions, restrictions or other measures necessary to satisfy the Regulatory Conditions that, individually or in the aggregate, result in any Adverse Regulatory Effect;
          (2) this Agreement shall have been terminated in accordance with its terms;

          (3) (i) any representation or warranty of the Company contained in Section 4.01(a), Section 4.03(a), Section 4.03(b) (other than the last two sentences thereof), Section 4.04 or Section 4.21 of this Agreement shall not have been true and correct in all respects as of the date of this Agreement or as of and as though made on the Expiration Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date), except for any failures of any of the representations and warranties in such portions of Section 4.03 of this Agreement to be so true and correct that, individually or in the aggregate, are immaterial in nature and amount, (ii) the representation and warranty of the Company contained in clause (a)(i) of Section 4.07 of this Agreement shall not have been true and correct in all respects as of the date of this Agreement or as of and as though made on the Expiration Date, or (iii) any of the other representations or warranties of the Company contained in this Agreement shall not have been true and correct as of the date of this Agreement or as of and as though made on the Expiration Date (except to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be true and correct as of such specified date), in each case without giving effect to any Material Adverse Effect or other materiality qualifications contained therein, except for any failures of any such representations and warranties to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;
          (4) the Company shall have failed to perform in any material respects all obligations required to be performed by it hereunder at or prior to the Expiration Date;
          (5) Parent shall not have received, as of the Expiration Date, certificates signed on behalf of the Company by the chief executive officer or chief financial officer of the Company stating that (i) the condition set forth in clause (3) of this Exhibit A shall have been satisfied and (ii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement immediately prior to the Expiration Date; or
          (6) any change, effect, occurrence or circumstance shall have occurred since the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     The foregoing conditions shall be for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Merger Sub in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the HSR Condition, in its sole discretion, subject to the terms of this Agreement and applicable Law. The foregoing conditions shall be in addition to, and not in limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement. Unless waived by Merger Sub in a written notice to the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub. Any reference in this Exhibit A or elsewhere in this Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right that may be asserted at any time and from time to time. Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition. Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them elsewhere in this Agreement to which this Exhibit A is attached.

EXHIBIT B
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PETROHAWK ENERGY CORPORATION
          (1) The name of the corporation is Petrohawk Energy Corporation.
          (2) The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
          (3) The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
          (4) The total number of shares that the corporation shall have authority to issue is 100 shares of common stock, and the par value of each such share is $0.001.
          (5) The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation in accordance with the terms of such bylaws.
          (6) Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.
          (7) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.